Exhibit 10.11

Execution Copy

STOCK AND ASSET PURCHASE AGREEMENT

by and between

Albany International Corp.

and

ASSA ABLOY AB

Dated as of October 27, 2011

i

(continued)

ii

(continued)

iii

(continued)

		Page
Section 9.08.	Governing Law	78
Section 9.09.	Headings	78
Section 9.10.	Counterparts	78
Section 9.11.	WAIVER OF JURY TRIAL	78
Section 9.12.	Expenses	79
Section 9.13.	Schedules	79

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Annexes

Annex I-A	Direct Target Entities

Annex I-B	Indirect Target Entities

Annex II	Asset Sellers

Annex III	Knowledge

Annex IV	Retained Liabilities

Annex V	Working Capital Principles

Annex VI	Pre-Closing Allocation

v

Exhibits

Exhibit 1.01(A)	Intellectual Property Assignment Agreements

Exhibit 1.01(B)	Trademark License Agreement

Exhibit 1.01(C)	Transition Services Agreement

vi

STOCK AND ASSET PURCHASE AGREEMENT, dated as of October 27, 2011 (together with all annexes, exhibits and schedules hereto, this “Agreement”), by and between Albany International Corp., a Delaware corporation (“Seller”), and ASSA ABLOY AB, a stock company (aktiebolag) organized in Sweden (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and certain of its Subsidiaries (as defined below), including the Subsidiaries listed on Annex I-A hereto (the “Direct Target Entities”), the Subsidiaries of the Direct Target Entities listed on Annex I-B hereto (the “Indirect Target Entities” and, collectively with the Direct Target Entities, the “Target Entities”) and the Subsidiaries listed on Annex II hereto (together with Seller, the “Asset Sellers”), along with Loading Bay Specialists Ltd., are engaged in the Business (as defined below);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller and its Subsidiaries, the Business;

WHEREAS, in order to effect the foregoing, in accordance with the terms and conditions hereof, (i) Purchaser will purchase from Seller or its Subsidiaries all of the outstanding Equity Interests of the Direct Target Entities (the “Target Shares”) in return for cash and (ii) Purchaser will purchase from Seller and from the other Asset Sellers, and Seller will sell to, and cause the other Asset Sellers to sell to, Purchaser, the Acquired Assets in return for cash and the assumption of the Assumed Liabilities; and

WHEREAS, each of Seller and Purchaser has obtained all corporate authorizations required to approve this Agreement and the transactions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I

DEFINITIONS

Section 1.01.                        Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a)                 “2010 Balance Sheet” means the unaudited balance sheet of the Business as at December 31, 2010.

(b)                 “Acquired Assets” means all of the right, title and interest that the Asset Sellers possess in and to the properties, assets and rights (of every nature, whether now existing or hereafter acquired), primarily related to the Business as currently conducted as the same may exist on the Closing Date (subject to the terms hereof), including, without limitation, Transferred Intellectual Property; provided, however that the Acquired Assets shall not include any of the Retained Assets.

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(c)                 “Acquired Employees” means all Asset Seller Employees who accept offers of employment by Purchaser and become employed by Purchaser, or whose employment is transferred to Purchaser automatically by operation of Law upon the Closing or pursuant to the mechanism set forth in Section 5.01 of the Disclosure Schedule.

(d)                 “Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, grievance, inquiry, notice of violation, proceeding, audit or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

(e)                 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the U.S. Securities Exchange Act of 1934, as amended. For the avoidance of doubt, until the Closing, the Affiliates of Seller shall include the Target Entities; provided, however, that upon Closing, the Target Entities shall cease to be Affiliates of Seller, and shall commence to be Affiliates of Purchaser.

(f)                  “Agreed Antitrust Authority” means any Antitrust Authority in the jurisdictions identified in Section 4.04

.

(g)                 “Ancillary Agreements” means (a) the Transition Services Agreement, (b) the Intellectual Property Assignment Agreements, (c) the Trademark License Agreement, (d) the instruments of conveyance and assignment and assumption contemplated by this Agreement to effect the Closing, and (e) such other agreements as the parties may mutually agree to enter into concurrently with the execution of this Agreement or otherwise prior to Closing.

(h)                 “Anti-Bribery Law” means (i) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder and (ii) any other Law of any applicable jurisdiction that relates to bribery or corruption.

(i)                   “Antitrust Authority” means any Governmental Authority with competent jurisdiction for the enforcement of the antitrust or competition Laws in any jurisdiction.

(j)                  “Asset Seller Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not governed by ERISA), including any Multiemployer Plan, and any written or oral plan, program, agreement, arrangement, policy or practice providing for employment, compensation, consulting, severance or separation benefits, insurance coverage (including any self insured arrangements), disability benefits, medical benefits, supplemental unemployment benefits, vacation benefits, personal time off (PTO) days, retirement benefits (including compensation, pension, health, medical and life insurance), retention or change in control bonuses or payments, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other form of equity- or non-equity-based incentive compensation, fringe benefits, jubilees, early retirement, seniority premiums, termination indemnities or other form of benefits that in each case is (i) entered into, sponsored, maintained or contributed to by any Asset Seller and covering any Business Employee (or a beneficiary, dependent and/or alternate payee thereof) and/or (ii) with respect to which any Asset Seller has or may have any Liabilities; and in each case, the term “Asset Seller Benefit Plan” will include any related trust, insurance contract or fund.

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(k)                 “Asset Seller Employees” means all employees listed in Section 1.01(k)

of the Disclosure Schedule.

(l)                   “Assumed Liabilities” means any and all Liabilities of the Asset Sellers to the extent related to the Business as currently conducted or to the Acquired Assets actually transferred to Purchaser pursuant to this Agreement, including, but not limited to (A) any and all Liabilities to the extent arising out of Contracts that constitute part of the Acquired Assets (other than Liabilities arising from a breach of any such Contract by Seller or any of its Subsidiaries, or Liabilities for amounts owed under any such Contract as of the Closing Date where such amounts owed have not been taken into account (by reduction) in the calculation of Working Capital hereunder), (B) except as expressly set forth to the contrary in Article V, all Liabilities or commitments related to the employment, service, termination of employment or termination of service of all Acquired Employees, including the obligation to make the bonus payments pursuant to Section 5.02(c) of this Agreement, (C) all obligations to service or repair Products sold prior to Closing, including claims under warranty arrangements in respect of such Products, and (D) all other Liabilities of the Asset Sellers expressly set forth in Section 1.01(k) of the Disclosure Schedule, but excluding the Retained Liabilities.

(m)               “balance sheet” means, except where expressly provided otherwise, an unaudited balance sheet of the Business.

(n)                 “Brand” means any Trademarks consisting of or containing the name, “Albany”; provided that the Brand shall exclude any Trademarks and Internet domain names that appear in Section 3.01(p)(i)(B) of the Disclosure Schedule.

(o)                 “Business” means the manufacture, sale and service of industrial entrance automation products, as conducted by Seller and its Affiliates.

(p)                 “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located either in New York, New York or Stockholm, Sweden are authorized or required by Law to be closed for business.

(q)                 “Business Employee” means each (i) Asset Seller Employee and (ii) Target Entity Employee.

(r)                  “Business Key Employee” means the management employees listed in Section 3.01(t)(i)

of the Disclosure Schedule.

(s)                  “Cash” means cash, cash equivalents (including marketable securities and short-term investments), uncleared checks, other deposits, incoming wires and cash in transit, net of any checks outstanding against any bank accounts in which such cash is held, calculated in accordance with U.S. GAAP and to the extent in accordance therewith, applied on a basis consistent with the preparation of the Business Financial Statements, which net balance as of any date shall be the reconciled book balance on the general ledger of the Business for such items as of such date.

(t)                  “Closing Adjustment Amount” means the sum, which may be positive or negative, of the Closing Net Cash, plus the Closing Intercompany Accounts Balance, plus the

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Final Working Capital Surplus, if any, minus the Swedish Cash Shortfall, if any, minus the Final Working Capital Shortfall, if any.

(u)                 “Code” shall mean the Internal Revenue Code of 1986, as amended, as well as any rules and regulations promulgated thereunder.

(v)                 “Contest” means any audit, court proceeding or other dispute with respect to any Tax matter that affects the Business, the Target Entities, or the Acquired Assets, as the case may be.

(w)                “Contract” means any binding contract, agreement, subcontract, purchase order, work order, sales order, indenture, note, bond, instrument, lease, license, mortgage, ground lease, commitment, covenant or undertaking, whether written or oral.

(x)                 “Default Interest” means interest at LIBOR plus two percent (2%) per annum.

(y)                 “Environmental, Health, and Safety Requirements” means all Laws concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of or exposure to Hazardous Substances.

(z)                 “Equity Interest” shall mean (as applicable) any shares of capital stock, partnership interests, limited liability company membership interests or units, shares, interests (including voting interests) or other participations in the equity of any Person, or any other security (including debt securities, options and warrants) or other right that is exercisable or exchangeable for, or convertible into, any of the foregoing.

(aa)             “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder.

(bb)             “Final Working Capital Shortfall” means the excess, if any, of the Minimum Target Working Capital over the Closing Working Capital.

(cc)              “Final Working Capital Surplus” means the excess, if any, of the Closing Working Capital over the Maximum Target Working Capital.

(dd)             “GAAP” means, with respect to any jurisdiction, generally accepted accounting principles, as in effect from time to time and applied consistently for such jurisdiction.

(ee)              “Governing Documents” means the charter, organizational and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and/or its by-laws; (b) in respect of a partnership, its

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certificate of partnership and its partnership agreement; and (c) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

(ff)               “Governmental Authority” means any supra-national, national, federal, state, county, local, municipal or other governmental, regulatory or administrative authority, agency or commission or other instrumentality, or any court, tribunal or arbitral body with competent jurisdiction.

(gg)              “Hazardous Substances” means any pollutant, contaminant, or hazardous or toxic substance, material or waste, and any other chemicals or substances regulated under Environmental, Health, and Safety Requirements, including but not limited to petroleum or any fraction thereof, asbestos or asbestos-containing materials, and polychlorinated biphenyls.

(hh)             “Holdback Amount” means $13,000,000, as such amount may be reduced from time to time in accordance with Section 6.07(a)

hereof, including interest at a rate of two percent (2%) per annum on such amount (as it may be so reduced) calculated from the Closing Date.

(ii)                 “Holdback Release Date” means the date that is eighteen (18) months after the Closing Date.

(jj)                “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(kk)             “Indebtedness” of any Person means the aggregate amount (without double counting) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person: (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible, but excluding performance bonds) or arising under indentures, (iii) accrued and unpaid interest payable with respect to Indebtedness referred to in clauses (i) and (ii), (iv) all obligations arising out of any financial hedging, swap or similar arrangements, (v) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, appeal bond, or similar credit transaction, (vi) any lease obligations that are properly characterized as capitalized leases under U.S. GAAP, except as expressly set forth in Section 1.01(kk) of the Disclosure Schedule, (vii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person, if any, that would arise (whether or not then due and payable) if an item of Indebtedness were prepaid (or, in the case of hedging, swap or similar arrangements, unwound and fully settled) in full at such specified time, (viii) to the extent an item of Indebtedness cannot be repaid at such specified time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such item or other item that occurs between such specified time and the earliest date that repayment may occur (e.g., if notice were delivered at such specified time), (ix) Liabilities with respect to expenses incurred and outstanding in connection with corporate restructurings prior to the Closing Date of the type reflected on the balance sheet of the Business as of June 30, 2011 under the line item “Restructuring reserve,” (x) Liabilities with respect to expenses of the type reflected

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on the balance sheet of the Business as of June 30, 2011 under the line item “Early retirement liability,” (xi) Liabilities of the type reflected on the balance sheet of the Business as of June 30, 2011 under the line item “Minority interest,” (xii) Liabilities in respect of bank overdrafts as of the Closing, and (xiii) with respect to any Target Entity, any retention, termination, severance or change of control payment obligations of such Person that arise on or after the Closing Date solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (other than Liabilities arising under Law), payable to any Business Employee.

(ll)                 “Indemnifiable Losses” means any and all losses, damages, obligations, payments, claims, costs and expenses, interest, awards, judgments and penalties (including expenses of enforcement of obligations and all reasonable attorneys’ fees and expenses and other fees and expenses incurred in connection with the investigation, defense or settlement thereof); provided, that Indemnifiable Losses does not include any losses, Liabilities, claims, damages, obligations, payments, costs, fees or expenses constituting or arising out of or relating to any claim for punitive or indirect damages except to the extent awarded against any Indemnified Party in a Third Party Claim and; provided, further, that Indemnifiable Losses shall not include incidental or consequential damages which are not reasonably foreseeable.

(mm)         “Indemnifying Party” means Purchaser, for any indemnification obligation arising under Section 6.01, and Seller, for any indemnification obligation arising under Section 6.02

(nn)             “Indemnified Party” means Purchaser Indemnified Parties, for any right to indemnification arising under Section 6.02 or Section 4.20(b)(v) (to the extent Seller is the Indemnifying Party) and Seller Indemnified Parties, for any right to indemnification arising under Section 6.01 or Section 4.20(b)(v) (to the extent Purchaser is the Indemnifying Party).

(oo)             “Initial Cash Payment” means $117,000,000.

(pp)             “Intellectual Property” means all United States and foreign (i) patents or patent applications and any issuances, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and renewals thereof, utility models, rights in inventions (whether patentable or unpatentable) and rights in designs (whether registered or unregistered); (ii) registered and unregistered trademarks, service marks, trade dress, logos, and trade names, all goodwill associated therewith and all renewals therefor (“Trademarks”); (iii) registered and unregistered copyrights, mask works and rights in databases and all renewals therefor; (iv) Internet domain names; (v) trade secrets, confidential business information, data, technology, manufacturing processes and know-how (“Trade Secrets”); (vii) computer software, including object code, source code, system build software and instructions, applets, tools, databases, and associated documentation (“Software”); and (vii) all other intellectual property rights or proprietary rights whether registered or unregistered and all rights or forms of protection having equivalent or similar effect to any of the items listed above anywhere in the world (and “registered” includes registrations and applications).

(qq)             “Intellectual Property Assignment Agreements” means the Domain Name Assignment Agreement, the Patent Assignment Agreement, and the Trademark Assignment

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Agreement to be entered into by Seller, the other Asset Sellers (if applicable) and Purchaser on the Closing Date in the forms attached hereto as Exhibit 1.01(A).

(rr)                “Intercompany Accounts Balance” means an amount, which may be positive or negative, equal to the intercompany receivables of the Target Entities from Seller or its Subsidiaries (other than the other Target Entities) less the intercompany payables of the Target Entities to Seller or its Subsidiaries (other than the other Target Entities).

(ss)               “Inventory” means all finished goods, work-in-process, raw materials, packaging, labels, supplies and other inventories of the Business (including any such items described above that are in transit, on consignment or in the possession of any third party).

(tt)                “IT Systems” means the information and communications technologies owned by the Target Entities or used in the Business, including hardware, proprietary software, networks, services, peripherals and associated documentation.

(uu)             “Knowledge” as to Seller means the actual knowledge, after due inquiry, of those Persons listed on Annex III(a) hereto and as to Purchaser the actual knowledge, after due inquiry, of those Persons listed on Annex III(b) hereto.

(vv)             “Law” means any statute, law, rule, regulation, requirement, ordinance, decree, directive, order, writ, judgment, interpretation, stipulation, determination, award, injunction, temporary restraining order, cease and desist order or other order promulgated by any Governmental Authority.

(ww)           “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Business.

(xx)             “Liabilities” means, with respect to any Person, any and all liabilities and obligations of such Person, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

(yy)             “Lien” means, with respect to any property, asset or right, any mortgage, lien, pledge, charge, security interest, lease, encumbrance, restriction or other adverse claim of any kind in respect of such property, asset or right. Without limiting the foregoing, for purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property, asset or right that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property, asset or right.

(zz)              “Loading Bay” means Loading Bay Specialists Ltd.

(aaa)          “Material Adverse Effect” means any change, effect, circumstance, development, event or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (1) the business, assets, liabilities, financial condition or results of operations of the Business, taken as a whole, excluding any such change,

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effect, event or occurrence resulting from (A) general changes, effects, events or occurrences in business, industry or economic conditions (B) general changes, effects, events or occurrences in applicable Law or applicable accounting regulations or principles or interpretations thereof, (C) the announcement by Seller of its intention to sell the Business, (D) the completion of the transactions contemplated by this Agreement (other than events arising solely as a result of the Closing itself that would constitute a breach of Section 3.01(d)), (E) the execution and delivery of this Agreement (including the disclosure of the identity of Purchaser) or any of the Ancillary Agreements (other than events arising solely as a result of the execution and delivery of this Agreement that would constitute a breach of Section 3.01(d)), (F) any natural disaster or any acts or threats of terrorism, military action or war or any escalation or worsening thereof or (G) the failure, in and of itself, of the Business to meet any internal or external projections, estimates or forecasts, but not including any of the underlying causes thereof, except, in the cases of clauses (A), (B) and (F), to the extent that the Business, taken as a whole, is materially disproportionately affected thereby as compared with other participants in the industries in which the Business operates (in which case the incremental materially disproportionate impact or impacts shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); or (2) the ability of Seller and its Subsidiaries to consummate the transactions contemplated by this Agreement.

(bbb)          “Maximum Target Working Capital” means the amount that is equal to Target Working Capital plus $100,000.

(ccc)           “Minimum Target Working Capital” means the amount that is equal to Target Working Capital minus $100,000.

(ddd)          “Multiemployer Plan” has the meaning assigned to that term in Section 3(37) of ERISA (whether or not such plan is governed by ERISA).

(eee)           “Net Cash” means the amount (which may be a positive or a negative number), as of a specified time, equal to the difference of (i) the Cash of the Target Entities (other than cash that is not in the form of cash equivalents or marketable securities of Albany Door Systems AB up to four million U.S. dollars ($4,000,000), which first four million U.S. dollars of such cash shall not be included in Net Cash), minus (ii) all Indebtedness of the Target Entities, minus (iii) any Transaction Expenses owed by the Target Entities, minus (iv) all accrued and unpaid bonus amounts in excess of one million U.S. dollars ($1,000,000) for the 2011 year under Seller’s or its Affiliates’ annual incentive plans payable to the Business Employees. Notwithstanding anything herein to the contrary, “Net Cash” of the Target Entities as of the Closing shall exclude (1) obligations to the extent repaid or terminated without further obligation before Closing (or to the extent repaid at the Closing with funds that are both (x) not included as Cash of the Target Entities in the Closing Date Net Cash and (y) not provided by Purchaser on behalf of Seller, any Target Entity or the Business) and (2) the amount of any Indebtedness to the extent such amount is included in the calculation of Closing Working Capital in accordance with Section 2.04.

(fff)             “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Target Entities and used in the Business.

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(ggg)           “Permitted Liens” means, in each case as relates to the Business, (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the balance sheet of the Business as at June 30, 2011 included in the Business Financial Statements, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (c) pledges or deposits by Seller or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case, incurred or made in the ordinary course of business consistent with past practice and for which adequate reserves have been established on the balance sheet of the Business as at June 30, 2011 included in the Business Financial Statements, (d) gaps in the chain of title with respect to Owned Real Property evident from the records of the relevant Governmental Authority maintaining such records, (e) licenses of intellectual property granted to customers of, distributors for or suppliers of products or services to, the Business in the ordinary course of business consistent with past practice by Seller or its Subsidiaries, (f) purchase money liens and liens securing rental payments under capital lease arrangements, (g) zoning, building codes, and other land use laws regulating the use or occupancy of real property used by the Business or the activities conducted thereon, that are imposed by any Governmental Authority having jurisdiction over such real property, and (h) easements, covenants, conditions, restrictions, and other similar matters affecting title to Owned Real Property and other title defects, in each case, that are listed in Section 1.01(ggg) of the Disclosure Schedule and which do not or would not, individually or in the aggregate, materially impair the use or occupancy of such Owned Real Property in the operation of the Business taken as a whole.

(hhh)          “Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, or authorization of any Governmental Authority or other similar right.

(iii)                “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Authority.

(jjj)              “Products” means the products of the Business.

(kkk)          “Rapid Quote System” means the .net software application used in the connection with the Business to produce customer quotes.

(lll)                “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into the environment, including, without limitation the abandonment or discard of barrels, containers, tanks or other receptacles.

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(mmm)    “Representatives” means, with respect to a Person, its directors, officers, partners, members, employees, agents, advisors and other representatives.

(nnn)          “Retained Assets” means the following assets of the Asset Sellers: (1) the corporate charter, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of any Asset Seller as a corporation or any other entity, (2) all rights in and to any Intellectual Property other than the Transferred Intellectual Property, (3) subject to Section 4.11, any attorney-client privilege of the Asset Sellers or associated with the Business as a result of legal counsel representing Seller or its Affiliates, including in connection with the transactions contemplated by this Agreement, (4) subject to Section 4.11, all files maintained by legal counsel as a result of representation of the Asset Sellers or the Business, and all files maintained by the Asset Sellers or the Business, in connection with the transactions contemplated by this Agreement, (5) all assets of the Asset Sellers that are not primarily related to the Business, (6) all rights of the Asset Sellers under a Mixed Contract, subject to Section 4.02, (7) subject to Section 4.21, insurance policies of the Asset Sellers and (8) any of the rights of any Asset Seller under this Agreement (or any Ancillary Agreement).

(ooo)          “Retained Liabilities” means, without duplication, (i) those Liabilities set forth on Annex IV hereto; (ii) Liabilities to the extent that they arise from the ownership or operation of the Retained Assets; (iii) any Liability (A) arising out of personal injury and/or death or damage to property relating to the Products marketed, distributed, sold or otherwise provided by, or on behalf of, the Business prior to the Closing or (B) arising in connection with any product recall required by any Governmental Entity of any Products marketed, distributed, sold or otherwise provided by, or on behalf of, the Business prior to the Closing; (iv) Liabilities related to any Action existing or arising out of or relating to facts or events prior to the Closing, including any Actions by Transferred Business Employees; (v) Liabilities or commitments relating to current and former employees of Seller and its Subsidiaries, excluding the Target Entities, other than the Assumed Liabilities identified in clause (B) of the definition thereof; (vi) Liabilities for Indebtedness of the Asset Sellers; (vii) all Transaction Expenses of the Asset Sellers; (viii) Liabilities arising out of the termination of employment of any Asset Seller Employee by any Asset Seller as a result of this Agreement or the transactions contemplated hereby as set forth in Section 5.05; (ix) Liabilities with respect to the payments set forth in Section 5.05(b); and (x) except as expressly set forth in Article V or with respect to those benefits required to be provided by Law, and without prejudice to Seller’s rights set forth in Article VI in respect of any breach, or failure to perform, by Purchaser of its covenants and other agreements in Article V, Liabilities, obligations or commitments arising out of or relating to the Asset Seller Benefit Plans.

(ppp)          “Seller Benefit Plans” means collectively, the Asset Seller Benefit Plans and the Target Entity Benefit Plans.

(qqq)          “Service Planning Tool” .net software application used in the connection with the Business for tracking, scheduling, logging and planning customer service visits.

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(rrr)              “Software Documentation” means the user, operations and training manuals, specifications, instructions, software architecture designs, layouts and any other designs, plans, drawings, documentation or materials concerning software applications.

(sss)             “Source Code” means the human readable form of the code for software applications.

(ttt)              “Subsidiary” means, with respect to any Person, any Person controlled by such first Person. “Control”, including, with its correlative meanings, “Controlled by” and “under common Control with”, means, in connection with a given Person, the possession, directly or indirectly, of the power to either (i) elect more than fifty percent (50%) of the directors or governing body of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, contract, credit arrangement or otherwise. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. For the avoidance of doubt, until the Closing, the Subsidiaries of Seller shall include the Target Entities; provided, however that upon Closing, the Target Entities shall cease to be Subsidiaries of Seller, and shall commence to be Subsidiaries of Purchaser.

(uuu)          “Swedish Cash Shortfall” means the amount, if any, by which the amount of Cash (excluding any cash equivalents or marketable securities) held in one or more Swedish bank accounts by or on behalf of Albany Door Systems AB as of the effective time of the Closing is less than the Swedish krona equivalent of four million U.S. dollars ($4,000,000) based on the exchange rate stated in The Wall Street Journal as of the Business Day preceding the Closing Date (after giving effect to any amounts actually paid by Seller or its Affiliates to Albany Door Systems AB in accordance with Section 2.04(b)).

(vvv)          “Target Entity Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not such plan is governed by ERISA), including any Multiemployer Plan, and any written or oral plan, program, agreement, arrangement, policy or practice providing for employment, compensation, consulting, severance or separation benefits, insurance coverage (including any self insured arrangements), disability benefits, medical benefits, supplemental unemployment benefits, vacation benefits, personal time off (PTO) days, retirement benefits (including compensation, pension, health, medical and life insurance), retention or change in control bonuses or payments, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other form of equity- or non-equity-based incentive compensation, fringe benefits, jubilees, early retirement, seniority premiums, termination indemnities or other form of benefits that in each case is (i) entered into, sponsored, maintained or contributed to by any Target Entity and covering any Business Employee (or a beneficiary, dependent and/or alternate payee thereof), and/or (ii) with respect to which any Target Entity has or may have any material Liabilities; and in each case, the term “Target Entity Benefit Plan” will include any related trust, insurance contract or fund.

(www)       “Target Entity Employees” means each current and former individual employed by the Target Entities or their Subsidiaries.

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(xxx)          “Target Entity Transferring Employees” means all employees employed by the Target Entities or their Subsidiaries as of the date hereof, as listed in Section 1.01(xxx) of the Disclosure Schedule.

(yyy)          “Target Entity IP” means all Intellectual Property owned by the Target Entities.

(zzz)           “Target Working Capital” means an amount equal to 17.2% of the aggregate net sales of the Business over the period of the last twelve months, as measured on the month-end closest to the Closing Date (whether prior to or following the Closing Date).

(aaaa)      “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (including any and all interest, penalties and additions to tax) imposed by any Taxing Authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

(bbbb)      “Tax Return” means any return, report and information statement, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service (“IRS”) or any other Taxing Authority, domestic or foreign, including consolidated, combined and unitary tax returns and including any claim for refund or amended return.

(cccc)        “Taxing Authority” means any Governmental Authority responsible for assessment or collection of any Tax.

(dddd)      “Trademark License Agreement” means the Trademark License Agreement to be entered into by Seller, the other Asset Sellers (if applicable) and Purchaser on the Closing Date in the form attached hereto as Exhibit 1.01(B).

(eeee)        “Transaction Expenses” means any fees and expenses of Seller and its Subsidiaries in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

(ffff)          “Transferred Business Employees” means (i) all Acquired Employees, and (ii) all Target Entity Transferring Employees.

(gggg)        “Transferred Intellectual Property” means all rights in any and all of the following throughout the world: (i) Target Entity IP (including as set forth in Section 3.01(p) of the Disclosure Schedule); (ii) Intellectual Property owned by the Asset Sellers exclusively used in the Business (including as set forth in Section 3.01(p) of the Disclosure Schedule); (iii) any other Intellectual Property set forth in Section 3.01(p) of the Disclosure Schedule not otherwise included in (i) or (ii); (iv) all income, royalties, damages and payments due or payable as of the date first written above or thereafter relating to any of the foregoing Intellectual Property (including damages and payments for past,

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present or future infringement, misappropriation, dilution or other violation thereof and the right to sue, recover and retain damages for past, present or future infringement, misappropriation, dilution or other violation thereof); (v) the right to defend against claims made that any of the foregoing Intellectual Property infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any Person; and (vi) the right to prosecute and maintain all rights included in the foregoing Intellectual Property. For the avoidance of doubt, the Transferred Intellectual Property excludes any and all rights in the Brand.

(hhhh)      “Transition Services Agreement” means the Transition Services Agreement to be entered into by Seller and Purchaser on the Closing Date in the form attached hereto as Exhibit 1.01(C), together with such changes to Part 1 of Schedule B thereto as shall be agreed prior to the Closing Date in accordance with Section 4.05(b).

(iiii)              “Working Capital” means those current assets related to the Business of a type identified in Section 1.01(iiii) of the Disclosure Schedule minus those current Liabilities related to the Business of a type identified in Section 1.01(iiii) of the Disclosure Schedule, each as calculated in accordance with the Working Capital Principles, in each case to the extent either (i) belonging to the Target Entities or (ii) included in the Acquired Assets or Assumed Liabilities and transferred to Purchaser at the Closing in accordance with this Agreement; provided, that Working Capital shall not include any amounts in respect of intercompany receivables of the Business from Seller or its Subsidiaries or intercompany payables of the Business to Seller or its Subsidiaries.

(jjjj)            “Working Capital Principles” means the principles set forth in Annex V, except as otherwise required by GAAP.

The following terms are defined in the section of this Agreement set forth after such term below:

Defined Term	Section
Affiliate Contract	3.01(r)(i)
Agreed Notifications	4.04(a)
Agreement	Preamble
Arbitrator	4.20(g)
Asset Sellers	Recitals
Business Financial Statements	3.01(e)(i)
Business Information	3.01(p)(iv)
CapEx Budget	4.01(a)(ii)
Claim Threshold	6.04(a)
Closing	2.05(a)
Closing Date	2.05(a)
Closing Intercompany Accounts Balance	2.04(c)(i)
Closing Net Cash	2.04(c)(i)
Closing Working Capital	2.04(c)(i)
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COBRA	3.01(t)(iii)
Confidentiality Agreement	4.09(b)
Designated Purchaser	2.08
Direct Target Entities	Recitals
Disclosure Schedule	3.01
Draft Allocation	2.07(b)
Employment Terms	5.02(a)
Final Allocation	2.07(b)
Form 8594	2.07(b)
Indirect Target Entities	Recitals
Information	4.09(a)
Insurance Policies	3.01(q)
IRS	1.01(bbbb)
Leases	3.01(o)(ii)
Loading Bay Shares	3.01(c)(ii)
Material Contracts	3.01(j)(i)
Mixed Contract	3.01(k)
Non-Third Party Claim	6.06(d)
Non-U.S. Asset Seller Employee	5.01
Post-Closing Statement	2.04(c)(i)
Post-Closing Tax Period	4.20(c)(ii)
Pre-Closing Straddle Period	4.20(c)(iii)
Pre-Closing Tax Period	4.20(c)(i)
Purchase Price	2.04(a)
Purchaser	Preamble
Purchaser Indemnified Parties	6.02
Purchaser Welfare Plans	5.04(b)
Retained Intellectual Property	4.22
Retention Period	4.12(a)
Section 2.07 Independent Accountant	2.07(b)
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Seller	Preamble
Seller 401(k) Plan	5.09
Seller Indemnified Parties	6.01
Seller’s Trademarks and Logos	4.17
Significant Customers	3.01(l)
Significant Suppliers	3.01(m)
Software	1.01(pp)
Straddle Period	4.20(c)(iii)
Straddle Period Tax Return	4.20(c)(iii)
Target Entity Financial Statements	3.01(e)(i)
Target Entities	Recitals
Target Shares	Recitals
Termination Date	8.01(b)
Third Party Claim	6.06(a)
Trade Secrets	1.01(pp)
Trademarks	1.01(pp)
Turkish Subsidiary	3.01(e)(i)
Turkish Subsidiary Balance Sheet	3.01(e)(i)
Undocumented Target Entity Benefit Plans	3.01(t)(viii)
WARN Act	3.01(u)(ii)

Article II

SALE AND PURCHASE OF ASSETS, LIABILITIES AND SHARES

Section 2.01.                        Sale and Purchase of Acquired Assets; Retention of Retained Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the other Asset Sellers to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Asset Sellers, the Acquired Assets (including in each case, all of the Asset Sellers’ rights, title and interests in and to, all of the Acquired Assets) free and clear of all Liens other than Permitted Liens or Liens created by or through Purchaser or any of its Affiliates.

(b)                 Seller will retain and not transfer, and Purchaser shall not purchase or accept, any of the Retained Assets.

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Section 2.02.                        Transfer and Assumption of Assumed Liabilities; Retention of Retained Liabilities. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing and with effect from the Closing, Purchaser shall assume and become obligated to pay, perform and discharge when due, and Seller shall not have any responsibility for, the Assumed Liabilities.

(b)                 Seller shall retain and shall be fully responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any and all Retained Liabilities.

Section 2.03.                        Sale and Purchase of Target Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, or cause its Subsidiaries to sell, to Purchaser, all of the Target Shares, free and clear of all Liens.

Section 2.04.                        Purchase Price; Swedish Cash; Adjustment.

(a)                 Purchase Price. Pursuant to the terms and subject to the conditions hereof, in consideration of the sale of the Target Shares and the Acquired Assets, Purchaser agrees to pay an amount of cash equal to $130,000,000, as adjusted in accordance with this Section 2.04 (the “Purchase Price”).

(b)                 Swedish Cash. As of the Closing, Seller shall cause there to be at least the Swedish krona-equivalent of four million U.S. dollars ($4,000,000) of Cash (excluding cash equivalents and marketable securities) held in one or more Swedish bank accounts of Albany Door Systems AB as of the effective time of the Closing (based on the exchange rate stated in The Wall Street Journal on the Business Day preceding the Closing Date) it being agreed and understood that (i) any Cash (excluding cash equivalents and marketable securities) of Albany Door Systems AB in excess of the Swedish krona-equivalent of four million dollars ($4,000,000) (based on such exchange rate) as of the effective time of the Closing (but only such excess) and, without duplication, (ii) any cash equivalents and marketable securities of Albany Door Systems AB shall be included in Closing Net Cash.

(c)                 Preparation of Post-Closing Statement.

(i)                   Within sixty (60) days after the Closing Date, Purchaser will prepare and deliver to Seller a statement setting forth Purchaser’s bona fide calculation of (A) the Working Capital as of the effective time of the Closing (the “Closing Working Capital”), (B) the Net Cash as of the effective time of the Closing (the “Closing Net Cash”), (C) the Swedish Cash Shortfall, if any, (D) the Intercompany Accounts Balance as of the effective time of the Closing (the “Closing Intercompany Accounts Balance”), and (E) the Closing Adjustment Amount (such statement, the “Post-Closing Statement”). Purchaser will prepare the Post-Closing Statement in accordance with the Working Capital Principles.

(ii)                 If Seller has any bona fide objections to the Post-Closing Statement, Seller shall deliver a detailed statement describing its objections to Purchaser within thirty (30) days after receiving the Post-Closing Statement and, if Seller does not

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deliver such a statement in accordance with the above, the Closing Adjustment Amount as set forth in the Post-Closing Statement shall be final and binding on the parties. Purchaser and Seller shall use commercially reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution between themselves within sixty (60) days after Purchaser has received Seller’s statement of objections, however, Purchaser and Seller shall select an independent accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select an internationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firm, PricewaterhouseCoopers LLP). Any accounting firm so selected shall be engaged as expert and not as arbitrator, and its review shall be limited only to such items in the Post-Closing Statement as are identified by the parties as being in dispute (it being agreed and understood that under no circumstances shall its review extend to matters beyond those identified in Seller’s objections referred to above). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and shall be the sole and exclusive remedy available to the parties for such dispute assuming that each of the parties is otherwise in compliance with the terms of this Section 2.04. The determination of such accounting firm regarding any disputed item must be within the range of values specified by the parties with respect to such item in the Post-Closing Statement and the related Seller’s objections referred to above. The Post-Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.04 and as so agreed or so revised shall be final.

(iii)                In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.04(c)(ii) above, Purchaser and Seller shall share responsibility for the fees and expenses of the accounting firm as follows: Seller shall pay the portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of the total items resolved by the accounting firm in favor of Seller, the denominator of which is the entire dollar amount of the items submitted for resolution to the accounting firm, and Purchaser shall be responsible for the remainder of the fees and expenses.

(iv)               Seller shall make available to Purchaser and to Purchaser’s Representatives, at reasonable times and upon reasonable notice, all documentation and access to personnel and Seller’s accounting firm as may be necessary for Purchaser to prepare the Post-Closing Statement. In addition, each party shall make available to the other party and to such other party’s Representatives and any independent accounting firm selected to resolve any disputes relating to the calculation of the Closing Adjustment Amount as set forth in the Post-Closing Statement, at reasonable times and upon reasonable notice, access to personnel and to the work papers and other supporting documentation used by such party in the preparation of the Post-Closing Statement or in arriving at the objections set forth in the notice of objection to the Post-Closing Statement, as applicable.

(d)                 The Purchase Price shall be increased or decreased dollar for dollar by the amount of the Closing Adjustment Amount.

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(i)                   If the Closing Adjustment Amount is positive, Purchaser shall pay to Seller an amount equal to such Closing Adjustment Amount by wire transfer or delivery of other immediately available funds within three (3) Business Days after the date on which the Post-Closing Statement is finally determined pursuant to Section 2.04(b) above. If any amount due for payment in accordance with this Agreement is not paid on the due date for payment, Purchaser shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment, calculated on a daily basis.

(ii)                 If the Closing Adjustment Amount is negative, Seller shall pay to Purchaser an amount equal to such amount by wire transfer or delivery of other immediately available funds within three (3) Business Days after the date on which the Post-Closing Statement is finally determined pursuant to Section 2.04(b) above. If any amount due for payment in accordance with this Agreement is not paid on the due date for payment, Seller shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment, calculated on a daily basis.

Section 2.05.                        Closing; Proceedings at Closing. (a) On the terms and subject to the conditions of this Agreement (including without limitation the satisfaction or waiver by the party entitled to the benefit thereof of the conditions set forth in Article VII) the closing of the transactions provided for in this Agreement (the “Closing”) shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, commencing at 10:00 a.m., NYC time, on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, but subject to the satisfaction of such conditions at the Closing) (or, if such fifth Business Day would fall between December 18, 2011 and December 31, 2011 (both inclusive), the Closing shall be held on the first Business Day in January 2012) or such other date as Purchaser and Seller may mutually determine (the date the Closing actually occurs, the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 A.M. Eastern Standard Time on the Closing Date.

(b)                 At the Closing, Purchaser shall deliver:

(i)                   an amount in cash equal to the Initial Cash Payment payable to Seller or such of Seller’s Subsidiaries and the Asset Sellers as Seller directs by wire transfer of immediately available U.S. dollars to the account or accounts specified in writing by Seller at least two (2) Business Days prior to the Closing Date; provided that such direction shall be consistent with the allocation set forth in Annex VI;

(ii)                 instruments of acceptance and assumption, properly executed and acknowledged by Purchaser in a form reasonably satisfactory to Seller as shall be necessary for the assumption by Purchaser of the Assumed Liabilities and to relieve Seller of any liability therefor; and

(iii)                a copy of each other Ancillary Agreement duly executed by Purchaser.

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(c)                 At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)                   certificates representing the Target Shares or other written evidence of the transfer thereof in a form reasonably satisfactory to Purchaser, in each case, free and clear of all Liens, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers, or such other conveyance documents required to convey the Target Shares pursuant to the applicable Law of any relevant jurisdiction;

(ii)                 instruments of transfer and conveyance, properly executed and acknowledged by Seller in a form reasonably satisfactory to Purchaser, and as shall be necessary to transfer and vest in Purchaser all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens other than Permitted Liens and Liens created by or through Purchaser or any of its Affiliates;

(iii)                a copy of each Ancillary Agreement duly executed by Seller; and

(iv)               a certificate issued by Seller pursuant to, and otherwise complying with the requirements of, Treasury regulations section 1.897-2(h) to the effect that the Target Shares are not U.S. real property interests as of the date hereof, such certification to be dated the date hereof.

(d)                 For each director (or, for purposes of this clause (d), each member of a similar governing body) of a Target Entity in office immediately prior to the Closing (including any directors designated to the board of directors of Loading Bay by Seller) that has been designated for removal by Purchaser in writing to Seller at least five (5) Business Days prior to Closing, Seller shall deliver to Purchaser either a resignation executed by such director or written evidence of removal of such director, which resignations or removals shall be effective at the Closing, effective as of the Closing (and, for the purposes of this clause (d), if any such director so required to resign is also an officer of, or individual with signing authority on behalf of, any such Target Entity, the resignation contemplated hereby shall also cover such positions).

Section 2.06.                         Accounting. To the extent that after the Closing (a) Purchaser or any of its Affiliates receives any payment that is a Retained Asset (or that arises out of a Retained Asset) or that is otherwise properly due and payable to Seller or any of its Affiliates according to the terms of this Agreement, Purchaser shall promptly deliver or cause to be delivered such amount to Seller and (b) Seller or any of its Affiliates receives any payment that is an Acquired Asset (or arises out of an Acquired Asset) or is otherwise properly due and payable to Purchaser or any of its Affiliates according to the terms of this Agreement, Seller shall promptly deliver or cause to be delivered such amount to Purchaser. Notwithstanding the foregoing, to the extent feasible, each party hereby undertakes to use commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate party. All amounts due and payable under this Section 2.06 shall be due and payable by the applicable party in immediately available funds, by wire transfer to the account designated by the other party.

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Section 2.07.                        Purchase Price Allocation. (a) The parties agree that for purposes of Section 2.05(b)(i), the Purchase Price shall be allocated among the Asset Sellers and the Target Shares as set forth in Annex VI hereto (the “Pre-Closing Allocation”).

(b)                 After Closing that portion of the Purchase Price allocable to the Acquired Assets sold by each Asset Seller in accordance with the Pre-Closing Allocation shall be further allocated among the Acquired Assets in accordance with section 1060 of the Code. Seller shall provide Purchaser with any information reasonably requested and required to complete IRS Form 8594 under section 1060 of the Code (“Form 8594”). Purchaser shall complete Form 8594 and furnish Seller with a copy (the “Draft Allocation”) within sixty (60) days from the Closing Date. Seller shall review the Draft Allocation and provide any objections to Purchaser within thirty (30) days after the receipt thereof. In the event Seller does not object to Purchaser’s Draft Allocation, such Draft Allocation shall be final (the “Final Allocation”). If Seller raises objections to the Draft Allocation in the time period provided for above, the parties will negotiate in good faith to resolve such objections. If the parties are unable to agree on the Draft Allocation within fourteen (14) days after Seller raises such objections, the parties shall refer such dispute to an independent nationally recognized accounting firm (the “Section 2.07 Independent Accountant”), which Section 2.07 Independent Accountant shall make a final and binding determination as to all matters in dispute with respect to the Draft Allocation (and only such matters) within thirty (30) days and promptly shall notify the parties in writing of its resolution, which resolution shall be the Final Allocation. The Section 2.07 Independent Accountant shall be engaged as expert and not as arbitrator, and its determination shall be the sole and exclusive remedy available to the parties for such dispute assuming that each of the parties is otherwise in compliance with this Section 2.07. Each party shall bear and pay one-half of the fees and other costs charged by the Independent Accountant.

(c)                 Seller and Purchaser shall file Form 8594, reflecting the Final Allocation, with their respective Tax Returns for the taxable year that includes the date of the Closing.

(d)                 Purchaser and Seller each agree to file (or cause their respective Affiliates to file) all Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the Pre-Closing Allocation and the Final Allocation and to refrain from taking any position inconsistent with such agreed allocation with any Taxing Authority, unless otherwise required by applicable Tax law or to take account of subsequent adjustments to the Purchase Price. If, contrary to the intent of Seller and Purchaser, any Taxing Authority makes or proposes an allocation different from that contemplated in the Pre-Closing Allocation or the Final Allocation, Seller and Purchaser shall cooperate with each other in good faith to contest such Taxing Authority’s allocation (or proposed allocation); provided, however, that, after consultation with Seller or Purchaser, whichever is adversely affected by such allocation (or proposed allocation), the other may file such protective claims or returns as may reasonably be required to protect its interest.

Section 2.08.                        Designated Purchaser. Notwithstanding the foregoing, at any time commencing after the date of this Agreement and continuing until the date that is two (2) Business Days prior to the Closing Date, Purchaser may, upon prior written notice to Seller, designate one or more controlled Affiliates of Purchaser (whether or not existing as of the date hereof), as a Designated Purchaser hereunder (each such designee, a “Designated Purchaser”).

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The designation contemplated hereby shall set forth the Acquired Assets or Target Shares such Designated Purchaser is to acquire at the Closing. Upon the designation contemplated hereby, each Designated Purchaser shall be deemed a “Purchaser” for purposes of this Agreement in connection with the acquisition of the applicable Target Shares and/or the applicable Acquired Assets (and any reference to Purchaser herein in connection therewith shall automatically be deemed to be a reference to such Designated Purchaser) and such Designated Purchaser shall automatically be assigned the rights of the Purchaser under this Agreement necessary in connection with such designation. Notwithstanding the foregoing, no such designation of a Designated Purchaser shall relieve Purchaser of any of its obligations under this Agreement if not performed by such Designated Purchaser.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.01.                        Representations and Warranties of Seller. Except as set forth in the Disclosure Schedule to this document (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as follows:

(a)                 Organization and Qualification.

(i)                   Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of the other Asset Sellers is duly organized or formed, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation. Seller and each of the other Asset Sellers are duly authorized to conduct business and are in good standing, or of similar status, to the extent such status exists under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(ii)                 Each of the Target Entities, their respective Subsidiaries and, to Seller’s Knowledge, Loading Bay are duly organized, validly existing, and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction of their incorporation. Each of the Target Entities, their respective Subsidiaries and, to Seller’s Knowledge, Loading Bay are duly authorized to conduct business and are in good standing, or of similar status to the extent such status exists under the laws of each other jurisdiction where such qualification is required, except where the lack of such qualification has not had, and would not reasonably be expected to result in, a Material Adverse Effect. Each Asset Seller, each of the Target Entities, their respective Subsidiaries and, to Seller’s Knowledge, Loading Bay have full corporate power and authority to carry on the Business in which they are engaged and to own and use the properties owned and used by them in connection therewith.

(b)                 Authority; Execution. Each Asset Seller and each of the Target Entities has (or, in the case of Ancillary Agreements to which a Target Entity or an Asset Seller will be a party, prior to the execution thereof, will have) all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or will be, a party, to

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perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the execution and delivery by each Target Entity and Asset Seller of each Ancillary Agreement to which it is, or will be, a party, the performance by each Target Entity and Asset Seller of its obligations hereunder and thereunder, and the consummation by the Target Entities and the Asset Sellers of the transactions contemplated hereby and thereby, have been (and in the case of each Ancillary Agreement to which an Asset Seller or a Target Entity is, or will be a party, will be, prior to the execution thereof,) duly and validly authorized by all necessary corporate action of each Asset Seller and Target Entity, and no other proceeding on the part of any Asset Seller or Target Entity is or will be necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreement, the performance of any such Person’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which any Asset Seller or Target Entity is, or will be, a party, will be, at the time of its execution and delivery, duly and validly executed and delivered by such Asset Seller or Target Entity and, assuming the due authorization, execution and delivery by each other party thereto, will constitute a legal, valid and binding obligation of such Asset Seller or Target Entity, enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(c)                 Target Shares; Capitalization.

(i)                   Section 3.01(c)(i) of the Disclosure Schedule sets forth for each of the Target Entities and for Loading Bay (A) its name and jurisdiction of incorporation, (B) the number of authorized shares for each class of its capital stock, (C) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (D) the number of shares of its capital stock held in treasury. Seller has prior to the date hereof delivered or otherwise made available to Purchaser true and complete copies of the Governing Documents, each as amended to the date hereof, of each Target Entity.

(ii)                 All of the Target Shares and the outstanding capital stock of the Indirect Target Entities (the “Indirect Target Entity Shares”) have been duly authorized, are validly issued, fully paid, and non-assessable, or of similar status to the extent such status exists under the laws of the applicable jurisdiction, and are held of record by Seller or one of its Subsidiaries, in each case as set forth in Section 3.01(c)(i) of the Disclosure Schedule. To Seller’s Knowledge, the shares of outstanding capital stock of Loading Bay owned by Seller or any of Seller’s Affiliates (the “Loading Bay Shares”), have been duly authorized, are validly issued, fully paid, and non-assessable, or of similar status to the extent such status exists under the laws of the United Kingdom, and are held of record by one of Seller’s Subsidiaries, as set forth in Section 3.01(c)(i) of the Disclosure Schedule. Each of the Target Shares, Indirect Target Entity Shares, and the Loading Bay Shares is held of record and owned beneficially by Seller or one of its Subsidiaries free and clear of any restrictions on transfer (other than transfer restrictions under the U.S. Securities Act of 1933, as amended, and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding

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or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target Entities or, to Seller’s Knowledge, Loading Bay, as the case may be, to issue, sell, or otherwise cause to become outstanding any Equity Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Target Shares, Indirect Target Entity Shares, or, to Seller’s Knowledge, Loading Bay Shares. Except for the Target Shares and the Indirect Target Entity Shares, there are no Equity Interests of the applicable Target Entity issued, reserved for issuance or outstanding.

(iii)                Except for Equity Interests in an Indirect Target Entity, no Target Entity owns, directly or indirectly, any Equity Interests in any other Person, other than the Equity Interests in Loading Bay.

(iv)               Seller is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of the Loading Bay Shares or any Equity Interests of the Target Entities owned by Seller or its Subsidiaries. Seller is not a party, and the Target Shares, Indirect Target Entity Shares and Loading Bay Shares are not subject, to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests of the Target Entities owned by Seller or its Subsidiaries.

(d)                 No Conflict; Required Filings. (i) The execution and delivery by Seller of this Agreement does not, and the execution and delivery of each Ancillary Agreement to which any Asset Seller is, or will be, a party, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Liens, other than Permitted Liens, upon any of the Acquired Assets or any properties or assets of any of the Target Entities under, or give rise to any requirement to provide any notice under, any provision of (A) the Governing Documents of any Asset Seller or any of the Target Entities, (B) assuming the consents, approvals and authorizations specified in Section 3.01(d) of the Disclosure Schedule have been received and the waiting periods referred to therein have expired and any condition precedent to such consent, approval, authorization or waiver has been satisfied, any Law applicable to the Business, the Asset Sellers or any of the Target Entities or by which any property or asset of any Asset Seller or any of the Target Entities is bound or affected, (C) any Permit required for Seller and its Subsidiaries to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets, or (D) any material Contract to which Seller or any of its Subsidiaries is a party or by which any Asset Seller or any of the Target Entities or any of their respective assets or properties are bound or affected.

(ii)                 The execution and delivery of this Agreement, and each Ancillary Agreement to which any Asset Seller is, or will be, party by Seller or such Asset Seller does not, and the performance of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby will not, require any material consent, approval authorization, waiver or permit of, or filing with or

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notification to, any Governmental Authority, except for applicable recordation requirements and reporting requirements of the Securities Exchange Act of 1934, as amended, the HSR Act and any applicable non-U.S. antitrust, competition, trade regulation or investment Laws.

(e)                 Financial Statements; No Undisclosed Liabilities.

(i)                   The following financial statements are set forth in Section 3.01(e)(i) of the Disclosure Schedule: (A) the unaudited profit and loss statements and statements of other income/expense, net, of the Business for the six-month period ending June 30, 2011 and the years ending December 31, 2010, December 31, 2009 and December 31, 2008, and the unaudited balance sheet of the Business as at June 30, 2011, December 31, 2010, December 31, 2009 and December 31, 2008 (the “Business Financial Statements”), (B) the audited statutory financial statements of each of the Target Entities (with the exception of MDS Hareketli Kapi Sistemleri Sanayi ve Dis Ticaret Ltd. Sti. (the “Turkish Subsidiary”) for the year ending December 31, 2010 (the “Target Entity Financial Statements”)), (C) the unaudited statement of assets and liabilities of the Turkish Subsidiary (the “Turkish Subsidiary Balance Sheet”) as at August 31, 2011 and (D) the audited balance sheet and statement of shareholders’ equity of Loading Bay as of December 31, 2010, together with the audited statements of income and cash flows for the twelve months ending December 31, 2010.

(ii)                 The Business Financial Statements have been derived from the financial accounting systems used to prepare the consolidated financial statements of Seller and the Target Entities for the same periods. Except as set forth in Section 3.01(e)(ii) of the Disclosure Schedule, the Business Financial Statements have been prepared in a manner consistent, in all material respects, with the manner in which financial statements relating to the Business have been prepared by management for the purpose of managing and assessing the performance of the Business. Except as set forth in Section 3.01(e)(ii) of the Disclosure Schedule, the Business Financial Statements have been prepared, in all material respects, in conformity with U.S. GAAP applied on a consistent basis and contain proper and adequate provisions for all material liabilities, as at the relevant balance date, in each case to the extent required in accordance with U.S. GAAP. The Business Financial Statements and Turkish Subsidiary Balance Sheet have been prepared in accordance with, and can be legitimately reconciled with, the books and records of the Asset Sellers and the Target Entities. Except as set forth in Section 3.01(e)(ii) of the Disclosure Schedule, the Business Financial Statements present fairly, in all material respects, the financial condition and net assets of the Business (including the Target Entities, the Acquired Assets and the Assumed Liabilities) as of such dates and the results of operations of the Business (including the Target Entities, the Acquired Assets and the Assumed Liabilities) for such periods. The Target Entity Financial Statements, and the related notes thereto, present fairly, in all material respects, the financial position and net assets of each of the Target Entities as of December 31, 2010, and the results of operations and cash flows for such period, in accordance with the relevant local GAAP, except that the Target Entity Financial Statements may not contain footnotes.

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(iii)                As of the date hereof, there are no material Liabilities of or relating to the Business except Liabilities that (A) are reflected or reserved against in the 2010 Balance Sheet, (B) were incurred in the ordinary course of business consistent with past practice since the date of the 2010 Balance Sheet, (C) were incurred under this Agreement or contemplated to be incurred under the Ancillary Agreements in connection with the Transactions, and (D) Liabilities as expressly set forth in Section 3.01(e)(iii) of the Disclosure Schedule.

(iv)               The books and records of Seller and its Subsidiaries relating to the Business accurately and fairly reflect the transactions of Seller and its Subsidiaries in reasonable detail. Seller and its Subsidiaries maintain a system of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization and are recorded as necessary to permit preparation of financial statements for the Business in accordance with GAAP, consistently applied.

(f)                  Compliance with Laws; Regulatory Matters; Safety Standards.

(i)                   Since January 1, 2009, (A) Seller, each of its Subsidiaries, has complied and currently comply with all applicable Laws in all material respects and (B) none of the Asset Sellers or Target Entities has received any written communication from a Governmental Authority that alleges that the Business or any Target Entity is in violation of any applicable Laws or the subject of any material Action, and, to Seller’s Knowledge, no such Action has been threatened.

(ii)                 All Permits required for Seller and its Subsidiaries to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets have been obtained by Seller and are valid and in full force and effect in all material respects, and no fees and charges with respect to such Permits owed as of the date hereof are materially delinquent. Section 3.01(f)(ii) of the Disclosure Schedules lists all current Permits issued to Seller or its Subsidiaries that are related to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required to be set forth in Section 3.01(f)(ii) of the Disclosure Schedules.

(iii)                To Seller’s Knowledge, none of Seller or its Subsidiaries (or any of their respective employees, consultants, agents, distributors or other Persons acting on behalf of Seller or a Subsidiary) has, with respect to the Business, offered, paid, promised or authorized any payment, gift or transfer of anything of value, directly, indirectly or through any Person, during the past two years to or for the use or benefit of any government official, political party or political candidate in violation of any Anti-Bribery Laws or otherwise taken any action, or failed to take any action, that, with respect to the Business, would reasonably be expected to violate any Anti-Bribery Laws.

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(iv)               Since January 1, 2009, (A) each Product distributed, sold, marketed or otherwise provided by, or on behalf of, the Business in the European Union is in compliance (where applicable) with the safety standards set forth in Section 3.01(f)(iv) of the Disclosure Schedule in all material respects and (B) each Product distributed, sold, marketed or otherwise provided by, or on behalf of, the Business in the United States is in compliance with the applicable safety standards set forth by Underwriters Laboratories, Inc. in all material respects.

(g)                  Absence of Certain Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since December 31, 2010, Seller and its Subsidiaries have (i) conducted the Business in the ordinary course of business consistent with past practice, (ii) not experienced any event, change, development, effect, state of facts or occurrence that has had or would reasonably be expected to result in a Material Adverse Effect, and (iii) not taken any action that would, if taken after the date hereof without the consent of Purchaser, constitute a breach of Section 4.01(a)(ii) (D), 4.01(b)(i), 4.01(b)(v), 4.01(b)(vi) (A), 4.01(b)(vii), 4.01(b)(xviii), 4.01(b)(xx) and, solely with respect to the actions described in the aforementioned Sections, 4.01(b)(xxii) of this Agreement.

(h)                 Absence of Litigation.

(i)                   There is no Action, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Seller’s Knowledge, threatened, against or relating to or otherwise affecting (A) the Business, (B) Seller or its Subsidiaries in connection with the Business, the Acquired Assets or the Assumed Liabilities, or (C) the Target Entities, except, in each case, as has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(ii)                 As of the date hereof, there is no Action, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Seller’s Knowledge, threatened, against or relating to the transactions contemplated by this Agreement.

(iii)                Section 3.01(h)(iii) of the Disclosure Schedule sets forth a list of all material product liability claims received with respect to the Business since January 1, 2009 through the date hereof. Seller or its Subsidiaries have previously delivered or made available to Purchaser copies of all product liability insurance policies purchased by and currently in place for Seller or any of its Subsidiaries and relating to the Business, and all such policies are set forth in Section 3.01(h)(iii) of the Disclosure Schedule.

(i)                   Title; Sufficiency of Acquired Assets. The Asset Sellers have good title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of any and all Liens other than Permitted Liens. The Target Entities have good title to, or a valid leasehold interest in, all of the assets of the Target Entities free and clear of all Liens (including Liens with respect to Taxes) other than Permitted Liens. The Acquired Assets, together with the rights and services granted pursuant to the Ancillary Agreements and the assets of the Target Entities, comprise all of the assets, rights, properties, facilities and services that are required or necessary for the continued conduct by Purchaser immediately following the Closing of the Business as currently

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conducted in all material respects. The Acquired Assets, Assumed Liabilities and the assets and liabilities of the Target Entities are not employed in any business of Seller or its Subsidiaries other than the Business. Notwithstanding the foregoing, this Section 3.01(i) shall not apply to Intellectual Property, and shall not be interpreted as a non-infringement representation, both of which are solely addressed in Section 3.01(p).

(j)                  Contracts.

(i)                   Section 3.01(j)(i) of the Disclosure Schedule sets forth a list of all written Contracts to which any of the Asset Sellers (in each case, to the extent related to the Business, but excluding Mixed Contracts, which are covered by Section 3.01(k) below) or any of the Target Entities or their Subsidiaries is a party (the Contracts required to be set forth on such section of the Disclosure Schedule, the “Material Contracts”):

(A)                the performance of which is reasonably expected to involve annual consideration in excess of $100,000;

(B)                that is an employment, consulting, or agency agreement, or other instrument or arrangement relating to or for the benefit of any Business Key Employee;

(C)                that evidences or otherwise relates to Indebtedness or to any performance bond;

(D)                that is a joint venture, partnership and similar contract involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

(E)                that is a stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement entered into in the past ten (10) years, including but not limited to any agreement or letters of intent relating to the acquisition, sale, lease or disposal of any of the Acquired Assets or the Target Shares or the assets of any Target Entity (other than sales of Inventory in the ordinary course of business) or involving continuing indemnity or other obligations, and in each case involving payments in excess of $250,000;

(F)                 that is a Contract relating to Equity Interests of (i) the Target Entities or (ii) Loading Bay;

(G)                that is a license or right granted to Seller or any of its Subsidiaries from a third party to use any Intellectual Property that is material to the conduct of the Business (other than commercially available software with a license fee of less than $25,000);

(H)               that is a license or right granted by Seller or its Subsidiaries to a third party to use any Transferred Intellectual Property other than non-exclusive licenses of such Intellectual Property granted in the ordinary course of

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business to customers of, distributors for, or suppliers of products or services to, the Business;

(I)                  that relates to the IT Systems, is material to the Business and is not a Contract that is referred to in (G) or (H) above, including without limitation any material support and maintenance, or outsourcing, Contract;

(J)                  that is a Contract that requires performance by any party thereto more than one (1) year from the date hereof and that is not terminable by Seller or one of its Subsidiaries without penalty or notice of ninety (90) days or less;

(K)               that is a sales agency, manufacturer’s representative, marketing, representation agent, distribution or distributorship agreement with an obligation in excess of $250,000 in the aggregate for fiscal year 2011;

(L)                that is a Contract that (i) in any adverse way limits or restricts the business authority of any Asset Seller or Target Entity or limits the freedom of any Asset Seller or Target Entity to engage in any line of business or compete with any Person, (ii) materially restricts the Business from soliciting or hiring employees, or (iii)  restricts any Target Entity from taking any corporate action or entering into any material transaction without the approval of a third party;

(M)              that is a settlement agreement in respect of any material Action;

(N)                that is a Contract with any labor union or collective bargaining organization or other labor agreement;

(O)                that is a Contract with a Significant Customer or a Significant Supplier; or

(P)                 that is a Contract with any director, officer, holder of Equity Interests or Affiliate of Seller, a Target Entity or their Subsidiaries.

(ii)                 Seller has made available to Purchaser a correct and complete copy of the Material Contracts.

(iii)                Neither Seller nor any of its Affiliates is in breach of any material obligations under the Material Contracts and to Seller’s Knowledge, no other Person is in breach of any material obligations under the Material Contracts. All Material Contracts are in full force and effect and enforceable against each party thereto, except where the failure to be valid, binding, enforceable and in full effect would not reasonably be expected to be material and adverse to the Business or any of the Target Entities. There does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any Seller or, to Seller’s Knowledge, any other party

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thereto and except for such events or conditions that, individually or in the aggregate would not reasonably be expected to be material and adverse to the Business or any of the Target Entities.

(iv)               Every Contract with a Governmental Authority relates to the sale of Products that are generally commercially available in the ordinary course of business.

(v)                 The oral Contracts to which any Asset Seller (in each case to the extent related to the Business) or any Target Entity is a party are not, individually or in the aggregate, material to the Business.

(k)                 Mixed Contracts. Section 3.01(k)

of the Disclosure Schedule sets forth a list of all Contracts to which Seller or any of its Subsidiaries is a party prior to the Closing that inure to the benefit or burden of both the Business and the Asset Sellers, unrelated to the Business (a “Mixed Contract”).

(l)                   Customers. Section 3.01(l)

of the Disclosure Schedule lists each of the top 25 customers of the Business (the “Significant Customers”). None of the Significant Customers has canceled or substantially reduced or modified the terms of its business with Seller or any of its Subsidiaries since January 1, 2010, and, to Seller’s Knowledge, no such Significant Customer has attempted or threatened in writing any cancellation of or substantial reduction in or modification of the terms of its business with Seller or any of its Subsidiaries.

(m)               Suppliers. Section 3.01(m)

of the Disclosure Schedule lists each of the top 10 suppliers of the Business (the “Significant Suppliers”). None of the Significant Suppliers has canceled or substantially reduced its business with Seller or any of its Subsidiaries since January 1, 2010, and, to Seller’s Knowledge, no such Significant Supplier has attempted or threatened in writing any cancellation of or substantial reduction in its business with Seller or any of its Subsidiaries.

(n)                 Inventory; Accounts Receivable.

(i)                   All Inventory is of good, usable and merchantable quality in all material respects, and except as reserved on the 2010 Balance Sheet, does not include obsolete or discontinued items.

(ii)                 All accounts receivable of the Business that are reflected on the 2010 Balance Sheet and the balance sheet of the Business as at June 30, 2011 included in the Business Financial Statements represent valid obligations arising from sales actually made or services, in each case, related to the Business and actually performed by Seller or its Subsidiaries in the ordinary course of business consistent with past practice. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the 2010 Balance Sheet or the balance sheet of the Business as at June 30, 2011 included in the Business Financial Statements (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such accounts receivable either has been or will be collected in full, without any setoff, within 180 days after the day on which it first becomes due and payable.

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(o)                 Real Property.

(i)                   Section 3.01(o)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, and except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect:

(A)                one of the Target Entities has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens;

(B)                none of the Target Entities or their Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(C)                (i) Seller or one of its Subsidiaries has received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or current operation of the buildings and other improvements located upon such Owned Real Property and the conduct of the Business on such Owned Real Property, as currently conducted, (ii) the same have been operated and maintained by Seller or one of its Subsidiaries in accordance with all applicable Laws, rules and regulations in all material respects and (iii) there is no pending or, to Seller’s Knowledge, threatened revocation of such approvals; and

(D)                there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)                 Section 3.01(o)(ii) of the Disclosure Schedule sets forth the address of each material parcel of Leased Real Property, and a true and complete list of all leases (the “Leases”) for each such material parcel of Leased Real Property. Seller has delivered to Purchaser correct and complete copies of those Leases listed in Section 3.01(o)(ii)

(iii)                With respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws; (B) the Asset Seller or the Target Entity party thereto is not in breach or default under such Lease, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default; (C) all rents, additional rents and other payments due to date on each Lease have been paid; and (D) no current waiver, indulgence or postponement of any tenant’s obligations under a Lease has been granted, except to the extent, in each case, such circumstance, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

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(iv)               To Seller’s Knowledge, with respect to each parcel of Leased Real Property, and with respect to each parcel of Owned Real Property:

(A)                there is (are) no party(ies) (other than Seller and its Subsidiaries) in possession of any portion of such parcel, other than any tenant(s) under any lease(s) set forth in Section 3.01(o)(iv)(A) of the Disclosure Schedule who is (are) in possession only of space to which it is (they are) entitled;

(B)                all of the buildings and improvements located on such parcel are supplied with utilities and other services reasonably necessary for the operation of such buildings and improvements, as currently operated, all of which services are adequate for the conduct of the business operations on such parcel, as currently conducted, in accordance with all applicable Laws;

(C)                (1) applicable zoning ordinances permit the conduct of the Business on such parcel, as currently conducted, and will permit such conduct by Purchaser after the Closing; (2) there are no zoning violations related to such parcel or the conduct of the business operations on such parcel; (3) there are no zoning variances or other special zoning status related to such parcel; and (4) there is no pending or, to Seller’s Knowledge, threatened change in the zoning classification of such parcel or any portion thereof that would prohibit, limit or condition the use of such parcel as currently used;

(D)                there is direct access to and from such parcel for utilities, drainage and ingress and egress to and from public streets without crossing land other than such parcel; and

(E)                there is (are) no (1) pending or, to Seller’s Knowledge, threatened condemnation Actions relating to such parcel or (2) other matters pending or, to Seller’s Knowledge, threatened, which would adversely and materially impair the value of such parcel or affect the current use or occupancy thereof.

(v)                 Together, the Leased Real Property and the Owned Real Property constitute all real property necessary for the continued operation of the Business as currently conducted in all material respects.

(p)                 Intellectual Property.

(i)                   Section 3.01(p) of the Disclosure Schedule is a complete and correct list of: (A) registered Target Entity IP, (B) registered Transferred Intellectual Property owned by the Asset Sellers, and (C) proprietary Software material to the Business owned by the Target Entities or the Asset Sellers and included in the Transferred Intellectual Property. One of the Asset Sellers or the Target Entities own all right, title and interest in and to the Transferred Intellectual Property and the Brand. The Asset Sellers and the Target Entities have taken commercially reasonable steps to protect and maintain the Transferred Intellectual Property. Each item of Transferred Intellectual Property that is registered is in material compliance with formal legal requirements

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applicable thereto and, to Seller’s Knowledge, is valid and enforceable. There have been no oppositions or filed challenges to the validity, registrability or enforceability of any of the registered Transferred Intellectual Property. No Liens (except for the Permitted Liens) have been granted over any of the Transferred Intellectual Property.

(ii)                 The Asset Sellers have the right to grant the licenses that are to be granted to Purchaser in the Trademark License Agreement on the terms set out therein.

(iii)                To Seller’s Knowledge, the operation of the Business as currently conducted is not infringing or misappropriating any Intellectual Property of any third parties, except as would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no third party is infringing or misappropriating any Transferred Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. Neither any Asset Seller nor any Target Entity has, in the twenty-four (24) months prior to the date of this representation, (A) received a written notice alleging that the use of Seller’s Trademarks and Logos infringe or misappropriate the Intellectual Property of a third party, (B) received a written notice alleging that the operations of the Business materially infringe or misappropriate the Intellectual Property of a third party; or (C) sent a written notice alleging that a third party is materially infringing or misappropriating the Transferred Intellectual Property.

(iv)               Seller has taken reasonable steps to protect the confidential information of, or that has been used in connection with, the Business, including, without limitation, any Trade Secrets (“Business Information”). All material Business Information has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party.

(v)                 Seller has taken reasonable steps to obtain from each director, manager, employee and independent contractor of Seller or its Affiliates (including, without limitation, the Target Entities) who has created, developed or invented any Transferred Intellectual Property, all right, title and interest in and to such Transferred Intellectual Property, including taking commercially reasonable steps to cause each of the foregoing who, either alone or with others, has created, developed or invented any of the registered Transferred Intellectual Property listed in Section 3.01(p) of the Disclosure Schedule to enter into a written agreement assigning such Intellectual Property to the Asset Sellers or Target Entities, except as would not reasonably be expected to have a Material Adverse Effect.

(vi)               Subject to any non-exclusive rights granted pursuant to the Contracts described in Section 3.01(j) of the Disclosure Schedule, there are no agreements or arrangements that restrict the disclosure, use, licensing or assignment of the Transferred Intellectual Property by Seller or its Affiliates (including without limitation the Target Entities). To Seller’s Knowledge, the Transferred Intellectual Property, together with the rights to use Intellectual Property that are granted to Purchaser pursuant to the Ancillary Agreements, comprise all of the Intellectual Property owned by Seller or its Affiliates that is required or necessary to operate the Business as currently

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conducted, in all material respects, immediately following the Closing. Further, there is no other third party Intellectual Property that is required or necessary to operate the Business as currently conducted immediately following the Closing other than as set forth in the Disclosure Schedules or the Transition Services Agreement, except as would not be reasonably expected to have a Material Adverse Effect.

(vii)              The Asset Sellers and the Target Entities have taken commercially reasonable precautions to protect the IT Systems (and the data and information stored on the IT Systems) used in connection with the operation of the Business, and have taken reasonable steps to ensure that all personal data relating to customers of the Business has been collected and used in material compliance with applicable Law, and (to the extent contemplated herein) such data has been collected on terms that allow the data to be lawfully transferred in all material respects to the Purchaser immediately following the Closing; provided that if any consents from third parties are necessary to transfer such data, Seller will make commercially reasonable efforts to obtain such consents and provided further that Seller shall transfer to Purchaser only such data as is permitted to be transferred by applicable Law and pursuant to such consents. To Seller’s Knowledge, the IT Systems have not failed to any material extent in the twenty-four (24) months prior to the date of this representation.

(q)                 Insurance. Section 3.01(q)(i) of the Disclosure Schedule contains a complete and accurate list of each material insurance policy currently in place covering the Business, the Asset Sellers (to the extent related to the Business) or any of the Target Entities or their Subsidiaries or any of their properties or assets (the insurance policies required to be set forth on such section of the Disclosure Schedule, collectively, the “Insurance Policies”), including the underwriter of such policies, the type of coverage, the limits of coverage thereunder, any deductible and/or retention amount and whether or not such policies are occurrence-based policies. All of the Insurance Policies are (i) valid and binding and in full force and effect and all premiums due thereunder have been paid when due, (ii) of the type and in such amounts, with such deductibles and insuring against such risks and losses, as are commercially reasonable for the Business and (iii) with third-party insurance carriers reasonably believed by Seller to be financially sound and reputable (and none of such policies are self-insurance policies).

(r)                  Certain Business Relationships with Seller, the Target Entities and Their Subsidiaries; Business of the Target Entities.

(i)                   As of the Closing, all Contracts between Seller and any of its Affiliates on the one hand, and the Target Entities or the Business, on the other (each such Contract an “Affiliate Contract”), shall have been terminated. Except for the services contemplated by the Transition Services Agreement, none of the Target Entities currently utilize the services of Seller or its Affiliates (other than the Target Entities) to conduct their business or operations in the ordinary course of business. All Contracts between Seller and its Subsidiaries, on the one hand, and Loading Bay, on the other hand, are set forth in Section 3.01(r) of the Disclosure Schedule and have been entered on an arm’s length basis and reflect market terms.

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(ii)                 No Target Entity conducts any business other than the Business.

(s)                  Tax.

(i)                   (A) All material Tax Returns that are required to be filed with respect to the Business on or before the date hereof by or on behalf of an Asset Seller have been filed and all Taxes due and payable with respect to periods covered by such Tax Returns, the non-payment of which would materially and adversely affect the Business, have been paid and (B) there are no Liens for Taxes upon any Acquired Assets, except for Permitted Liens;

(ii)                 (A) All material Tax Returns that are required to be filed on or before the date hereof by or on behalf of the Target Entities have been filed, (B) all Taxes due and payable with respect to periods covered by such Tax Returns, the non-payment of which would have a Material Adverse Effect on the Target Entities, have been paid or the Target Entities have set up reserves in accordance with U.S. GAAP in respect of such Taxes (not including reserves for deferred taxes) and (C) there are no pending audits, examinations, investigations, litigation, or other proceedings in respect of material Taxes of the Target Entities;

(iii)                The Target Entities and their respective Subsidiaries (A) have not received or requested any extension of time to file a Tax Return that remains unfiled, have not granted or requested a waiver or extension of a limitation on any period for audit and examination or assessment and collection of Tax for any taxable period that otherwise would no longer be subject to audit, exam, assessment or collection and (B) have not granted any currently effective power of attorney with respect to Tax matters;

(iv)               No Taxing Authority within the previous three years has audited or examined the Target Entities or their respective Subsidiaries, and none of the Target Entities or their respective Subsidiaries has received written notice of an unresolved Tax deficiency or assessment or an intention to undertake any Tax audit or examination;

(v)                 No Target Entity is bound by any Tax sharing agreement, indemnity obligation or similar contract, practice or legal requirement, and no Target Entity will be bound by any such contract, practice or requirement after the Closing;

(vi)               None of the Assumed Liabilities is an obligation to make a payment that might not be fully deductible under sections 162(m) or 280G of the Code (or similar provisions of state, local or non-U.S. law);

(vii)              No Acquired Assets and no property of a Target Entity is tax-exempt use property within the meaning of section 168(h) of the Code or subject to a lease described in section 7701(h) of the Code (or similar provisions of state, local or non-U.S. law);

(viii)            The Target Entities and their respective Subsidiaries are not and have not been party to any “reportable transactions,” as defined in section 6707A of the Code and section 1.6011-4(b) of the U.S. Treasury Regulations; and

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(ix)               The Asset Sellers and the Target Entities have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Equity Interest holder, or other third party, and all material Forms W-2 and 1099 or similar Tax Returns in the relevant jurisdiction required with respect thereto have been properly completed and timely filed, in each case, with respect to the Business.

(t)                  Employee Benefits Matters.

(i)                   Section 3.01(t)(i) of the Disclosure Schedule sets forth the name, current rate of annual base salary or hourly wage rate (as applicable), and the incentive and bonus compensation paid to each Business Key Employee for 2010 and the base salary, hourly wage and incentive bonus compensation paid collectively, to the Business Employees for 2010, which shall be updated in accordance with the requirements of Section 5.12.

(ii)                 Section 3.01(t)(ii) of the Disclosure Schedule sets forth, as of the date hereof, a list of the material Seller Benefit Plans (which, solely for non-U.S. jurisdictions, shall not include offer letters, employment agreements or other commitments for employment or engagement that do not deviate in a material way from the standard form template, agreement or arrangement maintained in the applicable jurisdiction). Seller has provided Purchaser a copy of the plan document and summary plan description (if applicable) for each material Seller Benefit Plan that has been reduced to writing, and a written description of any other material Seller Benefit Plans. No Seller Benefit Plan is a defined benefit type pension arrangement. No Asset Seller Benefit Plan is a Multiemployer Plan. No Target Entity or Asset Seller other than Seller maintains any equity plans or programs.

(iii)                Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other Law, none of Seller nor any of its Subsidiaries will provide or is obligated to provide, or has any material liability in respect of, post-retirement or post-termination of employment, or health benefits to any Business Employee (or dependents or beneficiaries thereof).

(iv)               Each Target Entity Benefit Plan was established, and has been maintained and administered in accordance with the terms thereof and applicable requirements of applicable Law, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. With respect to all Target Entity Benefit Plans for which Target Entities may reasonably be expected to incur Liability following Closing, such Target Entity Benefit Plans (including for any Target Entity Benefit Plan the assets held thereunder or taken into account in determining the amount of liability associated therewith), shall be transferred with the appropriate Target Entities upon Closing, so that, immediately following the Closing, the net Liabilities of the Target Entity Benefit Plans transferred to Purchaser shall be the same as the net Liabilities of such plans as of immediately prior to the Closing. All Target Entity Benefit Plans are maintained exclusively by Target Entities.

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(v)                 Each Target Entity Benefit Plan that is required to obtain formal approval or qualification by the appropriate tax and other local authorities has obtained such approval or qualification and, to Seller’s Knowledge, nothing has been done or omitted to have been done, and there are no circumstances, that would reasonably be expected to result in the loss of such approval or qualification.

(vi)               No Seller Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), could reasonably be expected to (i) result in severance pay (or other compensation or benefits) or any increase in severance pay (or other compensation or benefits) upon any termination of employment of any Business Employee, or (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or an increase of the amount payable under or result in any other material obligation pursuant to, any of the Seller Benefit Plans in respect of any Business Employee.

(vii)              Except to the extent arising from Purchaser’s failure to comply in all material respects with its obligations under Section 5.01 and Section 5.02, no Business Employee shall be entitled to any severance, retention, termination or change of control bonus or payment payable by any Asset Seller or Target Entity that arises solely (and not in connection with any other event(s)) as a result of the execution of this Agreement or the transactions contemplated by this Agreement that is not either a Retained Liability or included in the final determination of Closing Net Cash.

(viii)            The Business Financial Statements reflect the expenses and liabilities arising under the Target Entity Benefit Plans listed in Section 3.01(t)(ii) of the Disclosure Schedule that have not been provided to Purchaser prior to October 26, 2011 (the “Undocumented Target Entity Benefit Plans”) in accordance with and to the extent required by U.S. GAAP as of and for the periods then ended.

(ix)               The Target Entity Financial Statements with respect to each Target Entity reflect the expenses and liabilities arising under the Undocumented Target Entity Benefit Plans of such Target Entity in accordance with and to the extent required by applicable local GAAP as of and for the periods then ended.

(x)                 To the Seller's Knowledge, since March 1, 2011, other than in the ordinary course of business consistent with past practice, no Seller Benefit Plan related to the Business has been implemented or amended in any material respect.

(u)                 Labor Matters.

(i)                   No Business Employee is represented by any works councils, union or labor organization or is otherwise subject to any collective bargaining agreement or labor contract, and, to Seller’s Knowledge, there has not been any activity or proceeding of any labor organization or employee group to organize any such employees and, as of the date hereof, each of the entities or organizations required to be listed on

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Section 3.01(u)(i) of the Disclosure Schedule has been notified, to the extent required under applicable Law, of the transactions contemplated by this Agreement. There are no strikes, work stoppages, slowdowns, lockouts, grievances, unfair labor practice claims, or material disputes currently existing or to Seller’s Knowledge, threatened against or involving any of the Target Entities or Asset Sellers, and none has occurred within the past three years. Each of the Target Entities and Asset Sellers is each in compliance with all applicable Laws with respect to labor and employment matters, including, but not limited to employment and employment practices, terms and conditions of employment, classification of workers, classification of independent contractors, wages and hours, overtime, working conditions, hiring, promotion, affirmative action, equal employment opportunity, occupational safety and health (including employee training and notice requirements) and the payment and withholding of Taxes and similar obligations, and none of the Target Entities or Asset Sellers has received in the year prior to the date hereof any notice or allegation of any violation of any such applicable Laws, except for such non-compliance or alleged violation that would not reasonably be expected to have a Material Adverse Effect.

(ii)                 In the year prior to the date hereof, none of the Target Entities or the Asset Sellers has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Seller or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local law) affecting any site of employment or facility of any of Seller or any of its Subsidiaries.

(iii)                There are no Actions (or internal investigations conducted by Seller or its Subsidiaries) relating to employment or labor Laws pending or, to Seller’s Knowledge, threatened in writing, against Seller or any Subsidiary of Seller and brought by, on behalf of, or relating to any Business Employee.

(iv)               The Asset Seller Employees, together with the Target Entity Transferring Employees, constitute all of the employees that are primarily engaged in the Business or are necessary to run the Business in the ordinary course and consistent with past practice immediately after the Closing.

(v)                 No individual who was an actively employed Business Employee as of June 20, 2011, has been terminated by Seller or is employed as of the date of this Agreement by Seller or its Subsidiaries other than as a Business Employee.

(v)                 Environmental.

(i)                   The Asset Sellers (to the extent related to the Business) and the Target Entities and their Subsidiaries have, for the past three (3) years complied, and are in compliance, with applicable Environmental, Health, and Safety Requirements and the Owned Real Property and Leased Real Property have for the past three (3) years complied, and are in compliance, with applicable Environmental, Health, and Safety Requirements, except for, in each case, such non-compliance that would not reasonably be expected to result in a Material Adverse Effect.

(ii)                 The Asset Sellers, the Target Entities and their Subsidiaries have obtained and, for the past three (3) years complied, and are in compliance, with all Permits required for operation of the Business and for the use and occupancy of the Owned Real Property and the Leased Real Property pursuant to applicable Environmental, Health, and Safety

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Requirements, except for such non-compliance that would not reasonably be expected to result in a Material Adverse Effect.

(iii)                None of the Asset Sellers (to the extent related to the Business) nor any of the Target Entities or their Subsidiaries is the subject of any Action, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, respecting any Environmental, Health, and Safety Requirements, nor, to Seller’s Knowledge, are any such Actions, citations, summons or subpoenas pending or threatened, except for such Actions that would not reasonably be expected to result in a Material Adverse Effect.

(iv)               None of the Asset Sellers (to the extent related to the Business) nor any of the Target Entities or their Subsidiaries is subject to any Liability under Environmental Health, and Safety Requirements, including but not limited to any obligations to investigate, remediate, and/or take corrective action related to Releases of Hazardous Substances, or, to Seller’s Knowledge, potential Liability under Environmental, Health, and Safety Requirements, nor, to Seller’s Knowledge, are any such Liabilities pending or threatened, except for such Liabilities that would not reasonably be expected to result in a Material Adverse Effect.

(v)                 This Section 3.01(v) contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

(w)                Brokers’ Fees. Except for J.P. Morgan Securities LLC, whose fees and commissions will be paid by Seller, none of Seller, any Target Entity, Purchaser or any of its Affiliates has or shall have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based on arrangements made by or on behalf of Seller or its Affiliates.

(x)                 Indebtedness and Transaction Expenses. None of the Target Entities shall have any Indebtedness or any Liabilities for Transaction Expenses as of the Closing except for Indebtedness or any Liabilities for Transaction Expenses included in the final determination of Closing Net Cash.

(y)                 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller, the Target Entities or any of their respective Subsidiaries, the Business, the Acquired Assets, the Assumed

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Liabilities, or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Section 3.01(y), the scope of the representations and warranties set forth in this Agreement, nor the absence of any representation and warranty from this Agreement shall (or shall be deemed to) limit, modify or otherwise affect any claim or cause of action of Purchaser based on fraud.

Section 3.02.                        Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a)                 Organization and Qualification. Purchaser is a stock company (aktiebolag) organized in Sweden, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each of the Designated Purchasers is, or will be at the Closing Date, duly organized or formed, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation. Purchaser and each of the Designated Purchasers are duly authorized to conduct business and are in good standing, or of similar status, to the extent such status exists under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)                 Authority; Execution. Purchaser and each of the Designated Purchasers has (or, prior to the execution thereof, will have) all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the execution and delivery by Purchaser and each Designated Purchaser of each Ancillary Agreement to which it is, or will be, a party, the performance by Purchaser and each Designated Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser and each Designated Purchaser of the transactions contemplated hereby and thereby, have been (and in the case of each Ancillary Agreement to which Purchaser or a Designated Purchaser is, or will be, a party, will be, prior to the execution thereof), duly and validly authorized by all necessary corporate action of Purchaser and each Designated Purchaser and no other proceeding on the part of Purchaser or a Designated Purchaser is or will be necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreement, the performance of any such Person’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which Purchaser or a Designated Purchaser is, or will be, a party, at the time of its execution and delivery will be, duly and validly executed and delivered by Purchaser and such Designated Purchaser and, assuming the due authorization, execution and delivery by each other party thereto, will constitute a legal, valid and binding obligation of Purchaser and each Designated Purchaser enforceable against Purchaser and the Designated Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

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(c)                 No Conflict; Required Filings. (i) The execution and delivery by Purchaser and each Designated Purchaser of this Agreement does not, and the execution and delivery of each Ancillary Agreement to which it is, or will be, a party, and the performance by Purchaser and, upon designation, each Designated Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Liens, other than Permitted Liens, upon any of the properties or assets of Purchaser or any Designated Purchaser, or give rise to any requirement to provide any notice under, any provision of (A) the Governing Documents of Purchaser or any Designated Purchaser, (B) assuming the consents, approvals and authorizations specified in Section 3.01(d) of the Disclosure Schedule have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, any Law applicable to Purchaser and each Designated Purchaser or by which any property or asset of Purchaser and each Designated Purchaser is bound or affected or (C) any material Contract to which Purchaser or any Designated Purchaser is a party or by which Purchaser, any Designated Purchaser or any of their respective assets or properties is bound or affected.

(ii)                 The execution and delivery of this Agreement, and each Ancillary Agreement to which Purchaser or any Designated Purchaser is, or will be party, by Purchaser or such Designated Purchaser does not, and the performance of their respective obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby will not, require any material consent, approval authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the HSR Act and any applicable non-U.S. antitrust, competition, trade regulation or investment Laws.

(d)                 Absence of Litigation. As of the date hereof, there is no Action, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Purchaser’s Knowledge, threatened, against or relating to the transactions contemplated by this Agreement.

(e)                 Brokers’ Fees. Neither Seller nor its Affiliates following the Closing has or shall have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based on arrangements made by or on behalf of Purchaser or its Affiliates.

(f)                  Adequate Funds. Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. Purchaser has cash on hand or funds available under existing credit facilities sufficient to enable Purchaser to perform its obligations due at Closing hereunder (including to effect the Closing and consummate the transactions contemplated by this Agreement to be consummated at Closing, and pay the Purchase Price).

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(g)                 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.01, Purchaser acknowledges that neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller, the Target Entities or any of their respective Subsidiaries, the Business, the Acquired Assets, the Assumed Liabilities, or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 3.02(g), the scope of the representations and warranties set forth in this Agreement, nor the absence of any representation and warranty from this Agreement shall (or shall be deemed to) limit, modify or otherwise affect any claim or cause of action of Purchaser based on fraud.

Article IV

COVENANTS AND ADDITIONAL AGREEMENTS

Section 4.01.                        Conduct of Business. (a) From the date hereof through the Closing Date, except as disclosed on Section 4.01(a) of the Disclosure Schedule or otherwise expressly contemplated or permitted by this Agreement, Seller shall, and shall cause each other Asset Seller (in each case, to the extent such action or transaction relates to the Business) to, and shall cause the Target Entities to:

(i)                   conduct the Business and maintain the Acquired Assets in the ordinary course of business and in substantially the same manner as currently conducted, including managing Working Capital in the ordinary course of business consistent with past practice (e.g., collecting accounts receivable and satisfying accounts payable when due including with respect to timing and amount) and managing all commercial arrangements with and regarding Loading Bay on an arm’s length basis in the ordinary course of business consistent with past practice; and

(ii)                 use commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, (B) comply with their respective obligations under any Material Contract, (C) preserve the present relationships with customers, suppliers, third party manufacturers and employees of the Business and take required actions under applicable labor Laws with respect to employees of the Business, and (D) make capital expenditures, or commitments therefor, in accordance with the capital expenditures budget set forth in Section 4.01(a)(ii) (D) of the Disclosure Schedule (the “CapEx Budget”).

(b)                 From the date hereof through the Closing Date, except as required by Law or expressly contemplated or permitted by this Agreement, or as disclosed on Section 4.01(b) of the Disclosure Schedule or authorized by Purchaser in writing, such authorization not to be unreasonably conditioned, withheld or delayed, Seller shall not, and shall cause each other Asset Seller (in each case, to the extent such action or transaction relates to the Business) not to, and shall cause the Target Entities not to, take or engage in any of the following actions:

(i)                   amending or otherwise modifying its Governing Documents (A) with respect to any Asset Seller in any manner related to or affecting the Business or

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altering the approvals necessary to authorize the transactions contemplated by this Agreement and (B) with respect to the Target Entities, in any manner;

(ii)                 (A) redeeming or otherwise acquiring Equity Interests in a Target Entity other than on a pro rata basis; (B) issuing, selling or granting any Equity Interests in any Target Entity, any other rights that otherwise evidence the right to subscribe for any Equity Interests in any Target Entity, or (C) entering into or becoming bound by any Contract that gives any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Equity Interests in any Target Entity;

(iii)                splitting, combining or reclassifying any of the Equity Interests in any Target Entity, or issuing any other security in respect of, in lieu of or in substitution for any Equity Interests in any Target Entity;

(iv)               loaning, advancing, investing or making a capital contribution to or in any Person;

(v)                 acquiring any material properties or assets that would be Acquired Assets or assets of the Target Entities or selling, assigning, licensing, transferring, conveying, leasing or otherwise disposing of any material Acquired Assets (including any Transferred Intellectual Property) or any assets of the Target Entities, except for purchases and sales of Inventory or Products in the ordinary course of business consistent with past practice (and, with respect to Intellectual Property, expiration pursuant to its natural lifetime);

(vi)               entering into any agreement that would (A) restrict the Business or the Acquired Assets after the Closing in any material respect or (B) constitute a Material Contract required to be disclosed on Section 3.01(j) of the Disclosure Schedule if it had been entered into prior to the date of this Agreement;

(vii)              with regard to those Trademarks that are used in and material to the Business, (i) selling, assigning, transferring, conveying or otherwise disposing of such Trademarks or entering into any Contract in respect of such Trademarks, in either case, that would preclude the grant of the license to be granted in the Trademark License Agreement, or (ii) allowing any registrations or applications such Trademarks to lapse;

(viii)            incurring any Lien on any Acquired Assets or assets of the Target Entity, other than (i) Liens that will be discharged at or prior to Closing without liability to the Business or any Target Entity or (ii) Permitted Liens;

(ix)               incurring any material Liability that would be included in the Assumed Liabilities other than in connection with the operation of the Business in the ordinary course of business consistent with past practice;

(x)                 voluntarily terminating, cancelling or waiving any material right under, or materially amending any Material Contract or Lease of the Business, other than in the ordinary course of business;

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(xi)               waiving, releasing, assigning, settling or compromising any material claim, litigation or arbitration relating to the Business, except to the extent that such waiver, release, assignment, settlement or compromise (i) does not impose any binding obligation, whether contingent or realized, on the Business that will bind Purchaser or its Subsidiaries (including the Target Entities) after the Closing Date or (ii) is a Retained Liability;

(xii)              establishing, adopting, amending or terminating any Seller Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Seller Benefit Plan if it were in existence as of the date of this Agreement) or employee collective bargaining agreement covering any Business Employee, except (A) as may be required by Law (provided that Seller shall use its commercially reasonable efforts to first notify Purchaser of such required change), or (B) where such Seller Benefit Plan is an Asset Seller Benefit Plan whose terms apply equally to Business Employees and non-Business Employees alike, and such amendment or adoption is generally applicable to all participants, or (C) where such amendment or adoption does not apply to any Business Employees and/or their eligible beneficiaries;

(xiii)            increasing the funding obligation or contribution rate of any Seller Benefit Plan, other than in the ordinary course of business consistent with past practice or as may be required by Law (provided that Seller shall use its commercially reasonable efforts to first notify Purchaser of such required change);

(xiv)            effecting or permitting a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirement and all other provisions of the WARN Act;

(xv)             other than as may be required by Law (provided that Seller shall use its commercially reasonable efforts to first notify Purchaser of such required change) or under the terms of any existing agreement, or as required under the terms of any Seller Benefit Plan identified in the Disclosure Schedule, (A) increasing the present base salary, hourly wage or commission rate, or accelerating the vesting of, or increasing, any payment or benefits in respect of any of the Business Employees, or (B) authorizing, guaranteeing or paying any bonuses or other special payments or equity-related incentive awards to any Business Employee; provided, however, that following reasonable consultation with Purchaser, wages, salaries and bonuses of Business Employees may be increased if such increase is in the ordinary course of business consistent with past practice and not in excess of the percentage increases specified in Section 4.01(b)(xv) of the Disclosure Schedule; 1

(xvi)            entering into any new employment Contract with any Business Employee, except, with respect to Business Employees who are not Business Key Employees, Contracts in the ordinary course of business consistent with past practice that

1 Please provide schedule.

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provide for base salary, in the case of any individual Business Employee, less than $100,000 per year;

(xvii)          making or authorizing any capital expenditure related to the Business that is materially in excess of the amounts set forth in the Capex Budget;

(xviii)         making (other than in accordance with past practice), changing, or rescinding any material election relating to Taxes;

(xix)            changing an annual accounting period, filing any amended Tax Return of any Target Entity, entering into any material closing agreement by any Target Entity, settling or compromising any material claim relating to Taxes of any Target Entity, surrendering any right to claim a material refund for Taxes of any Target Entity, consenting to any extension or waiver of the limitation period applicable to any claim relating to Taxes of any Target Entity, or taking any similar action;

(xx)             making any change in any of the accounting methods, principles or practices used by it except as required by the relevant local GAAP;

(xxi)            incurring any Indebtedness with respect to the Business, or by an Asset Seller that otherwise contains restrictions on the Business, the Acquired Assets or the Target Entities; or

(xxii)          authorizing, or committing or agreeing, whether in writing or otherwise, to take, any of the foregoing actions.

(c)                 From the date hereof through the Closing Date, except as required by Law or expressly contemplated or permitted by this Agreement, Seller shall not take any action within its control to cause the business and operations of Loading Bay not to be conducted in the ordinary course consistent with past practice.

Section 4.02.                        Mixed Contracts. Seller shall, and shall cause each of the other Asset Sellers to, upon the request of Purchaser, use its and their commercially reasonable efforts to assist Purchaser in obtaining for the Acquired Assets and/or the Target Entities arrangements with the third parties to the Mixed Contracts similar in all material respects to those currently applicable under the Mixed Contracts. For the avoidance of doubt, Seller shall not be obligated to compromise any right, asset or benefit or to expend any amount or incur any Liability or provide any other consideration with regard to the Mixed Contracts pursuant to this Section 4.02.

Section 4.03.                        Further Assurances; Subsequent Transfers.

(a)                 Except as otherwise expressly set forth herein, including as may be set forth in this Section 4.03 and Section 4.04, and without limitation and subject to the express terms of this Agreement, each of Seller and Purchaser shall use their commercially reasonable efforts to (i) take, or procure to be taken, all such further or other actions as may be reasonably necessary, desirable or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, with respect to Seller, to notify all entities

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or organizations required to be listed on Section 3.01(u)(i) of the Disclosure Schedule, to the extent required, of the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, including without limitation receiving all authorizations, consents, orders and approvals necessary, proper or advisable to and make effective consummate the transaction contemplated hereby.

(b)                 To the extent that any of the transfers, conveyances, deliveries or assumptions required to be made pursuant to Article II shall not have been consummated at or prior to the Closing, each of Purchaser and Seller shall use its commercially reasonable efforts to effect such consummation as promptly thereafter as reasonably practicable and to provide the benefit of such Contract to Purchaser in the manner described in Section 4.03(d) with respect to Contracts for which consent to assignment has not been obtained prior to Closing. Each of the parties hereto will execute and deliver such further instruments of transfer, conveyance and assumption and will take such other actions as Seller or Purchaser, as the case may be, may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after Closing, at the reasonable request of Seller or Purchaser, as the case may be, the parties will execute and deliver such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers, and take such action as Seller or Purchaser, as the case may be, may reasonably request as necessary in order to effectively sell, transfer, convey, assign and deliver to Purchaser all of Seller’s right, title and interest to or in, all of the Acquired Assets and the Target Shares, to put Purchaser in actual possession and operating control thereof and to permit Purchaser to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) and for Purchaser to properly assume, become obligated to pay and discharge the Assumed Liabilities.

(c)                 Seller hereby constitutes and appoints, effective as of the Closing Date, Purchaser and its Affiliates, and its and their respective successors and assigns, as the true and lawful attorney of Seller with full power of substitution in the name of Purchaser, or in the name of Seller but for the benefit of Purchaser, (i) to collect for the account of Purchaser any items of Acquired Assets and (ii) to institute and prosecute all proceedings which Purchaser may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Acquired Assets or the Target Shares, and to defend or compromise any and all actions, suits or proceedings in respect thereof, in each case at the sole expense of Purchaser. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

(d)                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Acquired Asset or in any way adversely affect the rights of Purchaser or Seller thereunder. Seller and Purchaser will use their commercially reasonable efforts to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request. If such consent is not obtained, or if an attempted

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assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or subleasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Purchaser when received all monies received by Seller under any Acquired Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents a Retained Asset (and pending such payment shall hold all such monies in trust for Purchaser).

(e)                 Seller shall reimburse Purchaser for a portion of the actual license fees for the licenses set forth on Section 4.03(e) of the Disclosure Schedule equal to the lesser of (i) 50% of the aggregate out-of-pocket fee for such initial licenses, excluding any maintenance or subscription fees, and (ii) four hundred thousand dollars ($400,000). In addition, Seller shall reimburse Purchaser for 50% of the aggregate actual out-of-pocket fees incurred by Purchaser for the assignment of the License Agreement, dated December 1, 2004, by and between R-Bac Industries LLC and Epicor Software Corporation, to Purchaser or one of its Affiliates. With respect to the proprietary Rapid Quote System and Service Planning Tool software applications, Seller shall deliver to Purchaser the Source Code in accordance with a mutually agreed upon delivery method, together with one (1) copy of the relevant Software Documentation in printed form and one (1) copy in a reproducible electronic form; in each case to the extent Seller or any of its Affiliates has such documentation within its possession or control.

Section 4.04.                        Appropriate Action; Consents; Filings.

(a)                 Each of the parties agrees that the only notifications that will be filed under applicable antitrust or competition Laws in connection with the transactions contemplated hereby are notifications in (i) the United States of America, (ii) Germany, (iii) Austria, and (iv) Russia, as well as, subject to the provisions in Section 4.04(b), (v) Australia, and (vi) New Zealand (the “Agreed Notifications”). The parties agree that they will not notify the transactions contemplated by this Agreement in any jurisdiction, other than the Agreed Notifications, including in jurisdictions in which a merger control filing or other notification in respect of antitrust or competition Laws is voluntary or optional, and will also not seek informal guidance from the Antitrust Authorities in any other jurisdiction with respect to the transactions contemplated by this Agreement.

(b)                 Purchaser and, where required by Law, Seller shall at their own expense make each Agreed Notification within ten (10) Business Days after receipt to local counsels’ reasonable satisfaction of all of Seller’s information reasonably necessary to proceed with the relevant Agreed Notification (“Filing Date”); provided, however, that Purchaser shall be responsible for any filing or other fees payable to any Agreed Antitrust Authority in connection with such Agreed Notifications. Notwithstanding Section 4.04(a) and the immediately preceding sentence of this Section 4.04(b): (i) for the purpose of fulfilling the condition in Section 7.01(a)(ii) with regard to New Zealand, Purchaser shall submit, on or prior to the Filing Date, a courtesy letter to the New Zealand Commerce Commission (“NZCC”) informing the NZCC of the transactions contemplated hereby and the parties shall make commercially reasonable efforts

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to achieve satisfaction of the condition set out in Section 7.01(a)(ii)(x), and only if the indication referred to in Section 7.01(a)(ii)(x) is not received from the NZCC to the parties’ mutual reasonable satisfaction within fourteen (14) working days from the submission of such courtesy letter to the NZCC, or any longer period reasonably agreed by the parties in light of potential requests by the NZCC for additional information, then Purchaser shall either immediately waive the condition in 7.01(a)(ii) or immediately take all reasonable steps to promptly lodge an application for clearance under Part V of the Commerce Act of New Zealand 1986 for the implementation of the transactions contemplated hereby, and (ii) for the purpose of fulfilling the condition in Section 7.01(a)(iii) with regard to Australia, Purchaser shall, on or prior to the Filing Date, submit a courtesy letter to the Australian Competition & Consumer Commission (“ACCC”) informing the ACCC of the transactions contemplated hereby and the parties shall make commercially reasonable efforts to achieve satisfaction of the condition set out in Section 7.01(a)(iii)(x) and only if the condition in Section 7.01(a)(iii)(x) is not satisfied within fourteen (14) working days from the submission of the courtesy letter to the ACCC, or any longer period reasonably agreed by the parties in light of potential requests by the ACCC for additional information, Purchaser shall either immediately waive the condition in Section 7.01(a)(iii) or promptly take all reasonable steps to make an application for informal clearance for the implementation of the transactions contemplated hereby with the ACCC.

(c)                 Subject to the terms hereof, the parties agree to cooperate and to use their commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, all assurances or approvals sought pursuant to the Agreed Notifications and to respond to any Agreed Antitrust Authority’s request for information thereunder. Without limiting the generality of the foregoing, Purchaser agrees to use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Agreed Antitrust Authority or any other party so as avoid the issuance of a Request for Additional Information and Documentary Material under the HSR Act, the opening of phase II or in-depth examinations (where applicable) or a statement of objections or prohibition order (or equivalents) by any Agreed Antitrust Authority, and to obtain all required approvals or statements of non-objection by the Agreed Antitrust Authorities so as to enable the parties to close the transactions contemplated hereby as promptly as practicable and in any case prior to the Termination Date.

(d)                 Notwithstanding Section 4.04(c), except as otherwise agreed between the parties, nothing herein shall require Purchaser to: (a) sell, license, waive any rights in or to, or to dispose of, divest of or otherwise hold separate or in trust any part of the assets or business of Purchaser, the Business, the Target Entities or the Acquired Assets; (b) otherwise enter into any type of agreement, arrangement or undertaking, including a consent decree, with any Person (including any Agreed Antitrust Authority); or (c) litigate against any Person (including any Agreed Antitrust Authority) or otherwise oppose any motion or action for a temporary, preliminary, or permanent injunction against the transactions contemplated by this Agreement.

(e)                 Subject to appropriate confidentiality protections, (i) Purchaser will permit Seller to review in advance drafts of each notification to be made to the Agreed Antitrust Authorities (including courtesy letters to be sent to the NZCC and the ACCC) and will consult with counsel for Seller, consider in good faith the views of Seller and incorporate Seller’s reasonable comments, (ii) each party will promptly notify the other party of any written or oral

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communication to that party from any Antitrust Authority and, subject to Law, permit the other party to review in advance any proposed written communication to any such Antitrust Authority and will consult with counsel for the other party, consider in good faith the views of the other and incorporate the other party’s reasonable comments, (iii) each party will furnish the other party promptly with copies of all correspondence, filings and written communications with any Antitrust Authority with respect to this Agreement or the transactions contemplated hereby, and (iv) each party shall inform the other of any meetings scheduled with any Antitrust Authority and afford the other the possibility to attend such meeting; provided, however, that if either Seller or Purchaser believes that any such communication to or from an Antitrust Authority contains (or in the case of a meeting is likely to involve discussion of) commercially sensitive information that it is unwilling to provide to the other party, it will be sufficient for Seller or Purchaser, as the case may be, to provide a copy of such communication (or an opportunity to attend such meeting) to the other party’s outside counsel.

Section 4.05.                        Ancillary Agreements.

(a)                 At or prior to the Closing, the parties shall execute (and/or cause their respective Subsidiaries to execute) the Ancillary Agreements.

(b)                 Between the date hereof and the Closing Date, Seller and Purchaser shall amend Part 1 of Schedule B of the form of Transition Services Agreement attached hereto as Exhibit 1.01(C) to reflect: (i) in the case of Services terminated pursuant to Section 3.2(b) of the Transition Services Agreement that constitute all of the Services involving the use of the Orange Network, a monthly cost reduction of $56,768, such that upon termination of such Services, the monthly fees payable by Purchaser under the Transition Services Agreement shall be reduced by such amount, and (ii) in the case of any other Services so terminated, monthly cost reductions related to such Services as shall be agreed by Purchaser and Seller prior to the Closing Date, following good faith negotiations, such that upon termination of such other Services, the monthly fees payable by Purchaser under the Transition Services Agreement shall be reduced by the applicable monthly cost reductions as so agreed.

Section 4.06.                        Non-Competition.

(a)                 From and after the date hereof until that date that is ten (10) years after the Closing Date, neither Seller nor its Subsidiaries will engage directly or indirectly in competition with the Business as conducted as of the Closing Date anywhere in the world; provided, however, that it shall not be a violation of this Section 4.06 for Seller or any of its Subsidiaries to (i) own any Equity Interests of any Person which invests in, manages or operates a business that competes with the Business, in each case provided that such equity securities (or securities convertible into equity securities) represent less than 5% of the Equity Interests of such Person and are publicly traded or listed in any securities exchange or automated quotation system, (ii) acquire all or a majority of the Equity Interests or assets of any Person that has a business which has (A) not more than 20% of its annual sales in a

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business competing with the Business and (B) less than twenty million U.S. dollars ($20,000,000) of its annual sales in a business competing with the Business or (iii) acquire all or a majority of the Equity Interests or assets of any Person that has a business which has (A) more than 20% of its annual sales in a business competing with the Business or (B) more than twenty million U.S. dollars ($20,000,000) of its annual sales in a business competing with the Business; provided, however, that solely in respect of clause (iii), (x) Seller shall use its commercially reasonable efforts to dispose of competing operations so acquired within twelve (12) months following the completion of such acquisition (provided that the expiration of such twelve (12)-month period shall not relieve Seller of the obligation to use commercially reasonable efforts to divest such competing business) and (y) Seller agrees (I) to notify Purchaser of the intended divestiture and (II) to negotiate on a good faith basis for the period of thirty (30) days immediately following the closing of such acquisition transaction a sale to Purchaser of the competing operations. After such thirty- (30-) day period, Seller shall have no obligation to continue negotiations with Purchaser and shall not be restricted in any manner from selling all or a portion of such competing operations to any other Person.

(b)                 If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.06 is invalid or unenforceable, the parties agree any court referred to in Section 9.06 shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 4.07.                        Non-Solicitation. (a) From and after the date hereof until that date that is two (2) years after the Closing Date, without the prior written consent of Purchaser, each of Seller and its Subsidiaries shall not and shall cause each of their respective Affiliates not to, directly or indirectly, employ, solicit or otherwise attempt to employ, or receive or accept the performance of services by, any Business Employee who is actively employed as of the date hereof; provided, that, nothing in this Section 4.07(a) shall restrict Seller or any of its Affiliates from (i) offering employment to or hiring (A) persons who respond to a general solicitation or advertisement that is not specifically directed to any Business Employees, (B) persons terminated by Purchaser or any of its Affiliates or that have not worked for Purchaser or any of its Affiliates for a period of six months, in each of (A) and (B), prior to the time such persons contact Seller, or (ii) continuing to employ (A) persons who do not accept Purchaser’s offer of employment pursuant to Section 5.01 (provided that Seller has not violated its obligations under Section 5.01), or (B) employees who are not primarily employed in the Business as of Closing.

(b)                 From and after the date hereof until that date that is two (2) years after the Closing Date, except as expressly contemplated by Article V of this Agreement, without the prior written consent of Seller, Purchaser shall not, and Purchaser shall cause its Affiliates not to, directly or indirectly, employ, solicit or attempt to employ any employee of Seller or any of its Affiliates (who is not a Business Employee) with whom Purchaser or any of its Affiliates (including, after the Closing, the Target Entities) has come into direct or indirect contact or of whom Purchaser or any of its Affiliates (including, after the Closing, the Target Entities) becomes aware or otherwise acquires knowledge (i) in connection with the transactions contemplated by this Agreement, (ii) through any Transferred Business Employee or (iii) in connection with any services provided pursuant to the Transition Services Agreement, provided, that, nothing in this Section 4.07(b) shall restrict Purchaser or any of its Affiliates from offering employment to or hiring (i) persons who respond to a general solicitation or advertisement that is

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not specifically directed to any employees of Seller or any of its Affiliates or (ii) persons terminated by Seller or any of its Affiliates or that have not worked for Seller or any of its Affiliates for a period of six months, in each case, prior to the time such persons contact Purchaser.

Section 4.08.                        Exclusive Negotiations. From and after the date hereof until the Closing or earlier termination of this Agreement, Seller shall not, directly or indirectly, (a) solicit, encourage, negotiate, discuss, accept or approve any offers or proposals from, or enter into any agreement with, any Person other than Purchaser involving the offer, sale or disposition of the Business or any Acquired Assets, the merger, consolidation or sale or disposition of any of the Target Entities or any of their assets (except as permitted by Section 4.01(b)(v)) or concerning the offer, sale or disposition of any Target Shares or Indirect Target Entity Shares, (b) provide any nonpublic information concerning the Business or the Target Entities or their respective businesses, operations, properties, assets, liabilities, employees, customers, suppliers or condition (financial or otherwise) to any Person other than Purchaser, except in the ordinary course of business or as required by any applicable Law, or (c) waive any provision of any non-disclosure agreement entered in connection with the sale of the Business.

Section 4.09.                        Access to Information and Employees.

(a)                 Until the Closing Date or earlier termination of this Agreement, Seller shall, and shall cause its Subsidiaries to, (1) afford to Purchaser and its Representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing Information) during normal business hours and upon reasonable advance notice to all records books, contracts, instruments, computer data, processes and procedures, and other data and information, other than any commercially and competitively sensitive information, which includes without limitation, information on prices and pricing, customer lists, customer contracts, detailed sales and turnover figures, detailed cost figures (collectively, “Information”) within Seller’s, or its Subsidiaries’, possession, insofar as such Information relates to the Business and is reasonably requested by Purchaser or any Target Entity; and (2) allow access during normal business hours, upon reasonable advance notice and with the prior written consent of Seller, to any employees of Seller or its Affiliates who currently provide, perform or manage any services, processes or procedures with respect to the Business that will not be transferred under this Agreement and that will not be included in the services provided under the Transition Services Agreement, solely for the purpose of receiving any instruction or assistance reasonably necessary for the effective continuation of such services, processes and procedures by Purchaser from and after the Closing Date; provided that all such access in clauses (1) and (2) shall be subject to applicable antitrust and merger control rules (including any restriction on the exchange of commercially and competitively sensitive information). If this Agreement is terminated for any reason whatsoever, Purchaser will return to Seller or the applicable Target Entity or Subsidiary all tangible embodiments (and all copies) of the Information that are in its possession.

(b)                 The Information or other information provided pursuant to this Section 4.9 will be subject to the terms of the confidentiality agreement, dated as of June 1, 2011, by and between Albany International Corp. and ASSA ABLOY Entrance Systems AB (as may be amended from time to time, the “Confidentiality Agreement”). Seller and Purchaser hereby agree that upon the Closing, the Confidentiality Agreement shall be terminated.

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Section 4.10.                        Confidentiality. (a) From and after the Closing Date, Seller shall hold, and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Governmental Authority or other requirements of Law on advice of counsel, all confidential or otherwise proprietary documents and information with respect to the Business in the possession of Seller and its Affiliates; provided, however, that such information shall not include information that is currently or subsequently becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates or its or their Representatives.

(b)                 From and after the Closing Date, Purchaser shall hold, and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Governmental Authority or other requirements of Law on advice of counsel, all confidential or otherwise proprietary documents and information with respect to the Retained Assets, Retained Liabilities and Retained Intellectual Property, in the possession of Purchaser and its Affiliates; provided, however, that such information shall not include information that is currently or subsequently becomes generally available to the public other than as a result of a disclosure by Purchaser or its Affiliates or its or their Representatives.

Section 4.11.                        Litigation Cooperation. With respect to any Action that involves any of Seller, Purchaser, or a Target Entity or their respective Subsidiaries (except in the case of an Action in which one or more of such Persons are adverse parties, in which case such Action shall be governed by such discovery rules as may be applicable thereto and Article VI and the applicable provisions hereof) and relates to (x) the transactions contemplated by this Agreement or (y) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction, in each case occurring on or prior to the Closing Date and involving any of the Asset Sellers (in each case, to the extent related to the Business) or any of the Target Entities or their Subsidiaries, whether or not such Action is subject to indemnification hereunder, Seller, on the one hand, and Purchaser on the other, shall, upon written request by the party to such Action, and at the expense of the requesting party (subject to the indemnification and expense sharing provisions of this Agreement, to the extent applicable), provide reasonable cooperation and assistance within normal business hours and without any material disruption of the business of the providing party and its respective Subsidiaries, including using commercially reasonable efforts to cause their respective directors, officers, employees and other personnel to be available as witnesses or to otherwise present evidence or testimony, and shall furnish such records and information (including providing to Purchaser or a Purchaser Indemnified Party copies of any such records or information that may constitute Retained Assets), as may be reasonably requested by the other in connection therewith, including, by using commercially reasonable efforts to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other in connection therewith. In the event that any materials called for by this Section 4.11 to be shared with Purchaser or Seller or another Indemnified Party, as the case may be, are attorney-client privileged, Purchaser and Seller shall enter into an appropriate joint defense or other similar agreement providing for the ability to share (or have counsel share) oral and written information otherwise covered by the attorney-client privilege and the attorney-work product privilege without waiver of those privileges.

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Section 4.12.                        Retention of Records. (a) Except as otherwise required by Law or agreed in writing, Seller and Purchaser shall each retain and shall cause their respective Affiliates to retain, for a period of at least seven years following the Closing Date (the “Retention Period”), all Information relating to (i) in the case of Purchaser, the Retained Assets or the Retained Liabilities, and (ii) in the case of Seller, the Target Entities, the Acquired Assets, the Business and the Assumed Liabilities. Notwithstanding the foregoing, except as otherwise required by Law, either party may destroy or otherwise dispose of any of such Information after such time, provided, that prior to such destruction or disposal, (a) Purchaser or Seller, as applicable, shall provide no less than 90 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of and (b) if the other party shall request in writing prior to the scheduled date for such destruction or disposal, that any of the Information proposed to be destroyed or disposed of be delivered to the other party, Purchaser or Seller, as the case may be, shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.

(b)                 During the Retention Period, Seller shall afford Purchaser reasonable access, during Seller’s regular business hours upon reasonable advance notice and under reasonable circumstances and subject to restrictions under applicable Law, to the Information retained by Seller pursuant to Section 4.12(a) to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Purchaser or its Affiliates, or in connection with any Action (other than an Action between Seller and Purchaser relating to this Agreement or the transactions contemplated hereby). Purchaser shall be entitled, at its sole cost and expense, to make copies of any books and records to which it is entitled access pursuant to this Section 4.12

(c)                 During the Retention Period, Purchaser shall afford Seller reasonable access, during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and subject to restrictions under applicable Law, to the Information retained by Purchaser pursuant to Section 4.12(a) to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates, or in connection with any Action (other than an Action between Seller and Purchaser relating to this Agreement or the transactions contemplated hereby). Seller shall be entitled, at its sole cost and expense, to make copies of any books and records to which it is entitled access pursuant to this Section 4.12.

(d)                 Subject to Section 4.20(d), Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets or the Target Entities.

Section 4.13.                        Public Announcements. Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law (upon advice of counsel and after reasonable prior written notice to the other party).2

2 Note to Draft: Joint press release and coordination of securities filings of each party to be discussed.

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Section 4.14.                        Intercompany Accounts. Except for this Agreement, the Transitional Services Agreement and any other relevant Ancillary Agreement, prior to or as of immediately prior to the Closing, Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to (i) cancel and terminate all Contracts or other arrangements between Seller or its Affiliates (other than the Target Entities), on the one hand, and the Target Entities or which would otherwise bind the Business, on the other hand, that were entered into prior to the Closing and (ii) settle or extinguish any amounts payable thereunder so that (A) there shall be no further obligations of any of the relevant parties thereunder or of the Business after Closing except as provided in this Agreement, and (B) such settlements and cancellation shall be completed in a manner that does not have any cash cost or any other material adverse financial, Tax or other consequences or Liability to Purchaser or its Affiliates (including the Target Entities) after Closing (other than any adjustment of the Purchase Price relating to an Intercompany Accounts Balance contemplated by Section 2.04).

Section 4.15.                        Separation of Data. From and after the date hereof, the Asset Sellers and the Target Entities shall use their respective commercially reasonable efforts to separate logically and physically the systems and data of the Asset Sellers, on the one hand, and the Target Entities, on the other, as promptly as practicable, in such a manner that the systems and data of the Asset Sellers, on the one hand, and the systems and data of the Target Entities, on the other hand, are not accessible to the other, except as and to the extent otherwise set forth in the Transition Services Agreement. The foregoing shall not obligate the Asset Sellers or the Target Entities to acquire any additional hardware, software (licensed or otherwise), employees or assets. The parties agree that Purchaser shall be responsible for developing a detailed project plan to accomplish the foregoing in a manner that is satisfactory to Seller. Seller agrees to provide commercially reasonable advice, assistance and support to assist Purchaser in developing and implementing such plan.

Section 4.16.                        Deletion of Non-Transferred Software. Purchaser agrees that, following the Closing Date, Purchaser shall not use and shall cause each of its Affiliates (including the Target Entities) not to use software loaded on any hardware included in the Acquired Assets or owned by the Target Entities as of the Closing Date if such software is not included in the Acquired Assets unless either Purchaser or the Target Entities otherwise have sufficient rights to such software. Purchaser shall, as soon as is reasonably practical, and in any event no later than 45 days following the Closing, delete all such software from any such hardware on which it is installed.

Section 4.17.                        Use of Seller’s Trademarks and Logos. Except as expressly provided in the Trademark License Agreement, Purchaser shall not have the right to use, and shall promptly cease and desist from all use of, the name “Albany” or any trade names, trademarks, identifying logos or service marks owned by Seller or any of its Subsidiaries (other than as part of the Transferred Intellectual Property) or employing the word “Albany” or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks or logos to any of the foregoing (collectively, the “Seller’s Trademarks and Logos”). Without prejudice to Purchaser’s obligation to cease and desist from the use of Seller’s Trademarks and Logos, Purchaser shall not use Seller’s Trademarks and Logos in any manner that might dilute, tarnish, disparage or reflect adversely on Seller or Seller’s Trademarks and Logos or result in any Liability to Seller.

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Section 4.18.                        Deposits, Guarantees and Other Credit Support of the Business. Following the Closing, Purchaser shall procure the return and/or release by the applicable counterparty, as soon as reasonably practicable, of those obligations of Seller or any Affiliate thereof with respect to any Acquired Asset (including any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, any Seller or any of its Affiliates or any third party on behalf of the Asset Sellers (and with a counter guarantee of the Asset Sellers)) which are identified (including the amount) on Section 4.18 of the Disclosure Schedule or which are not material in amount and disclosed by Seller to Purchaser at least two (2) Business Days prior to Closing and shall indemnify and hold harmless Seller and its Affiliates from and against any loss resulting from any failure of Purchaser to comply with the obligations set forth in this Section 4.18.

Section 4.19.                        Notice of Certain Events.

(a)                 From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of, and Purchaser shall promptly notify Seller in writing of:

(i)                   any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, in the case of Seller, a Material Adverse Effect or, in the case of Purchaser, a material adverse effect on its ability to consummate the transactions contemplated by this Agreement, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Purchaser, respectively, hereunder not being true and correct in all material respects or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, respectively, to be satisfied;

(ii)                 any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby;

(iii)                any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)               any Actions commenced or, to Seller’s Knowledge or Purchaser’s Knowledge, as the case may be, threatened (A) against, relating to or involving or otherwise affecting the Business, the Target Entities, the Acquired Assets or the Assumed Liabilities or (B) that relate to the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)                 Purchaser’s or Seller’s receipt of information pursuant to this Section 4.19 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Purchaser, respectively, in this Agreement or Purchaser’s or Seller’s respective right to indemnification hereunder, and shall not be deemed to amend or supplement the Disclosure Schedule.

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Section 4.20.                        Tax Matters.

(a)                 Transfer Taxes. Seller and Purchaser hereto agree that all applicable excise, sales, transfer, documentary, filing, recordation and other similar Taxes, levies, fees and charges, if any (including all real estate transfer Taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby, including the conveyance, assignment and transfer of the Acquired Assets and the Target Shares, shall be borne equally by Purchaser, on the one hand, and Seller and the other Asset Sellers, on the other hand, whether levied on Seller, the Target Entities, Purchaser or their respective Affiliates. Each party hereto hereby agrees to file all necessary documentation (including, without limitation, all Tax Returns) with respect to all Taxes mentioned in this Section 4.20(a).

(b)                 Liability for Taxes.

(i)                   Each Asset Seller and, to the extent any Asset Seller is unable to pay, Seller, shall be liable for and pay any and all Taxes levied or imposed upon, in connection with, or attributable to, the Acquired Assets, that accrue or otherwise relate to any taxable year or period (or portion thereof) ending or deemed to end at or prior to the close of business on the Closing Date; provided that, each Asset Seller shall not be liable to the extent that (a) a provision or reserve in respect of that Tax (or loss caused by such Tax) has been made in the Closing Working Capital, (b) such Tax liability is expressly and specifically included in the Business Financial Statements, (c) such Tax liability is a direct result of an action or omission by the Purchaser, its transferee or their Affiliates outside of the ordinary course of business after the Closing (other than an action or omission expressly required by applicable Law) or (d) such Tax liability is a direct result of an action or omission by Seller or its Affiliates before the Closing at the express written direction of the Purchaser. Purchaser shall be liable for and pay (x) any and all Taxes levied or imposed on, in connection with or attributable to the Acquired Assets that accrue or otherwise relate to any taxable year or period (or portion thereof) beginning or deemed to begin after the close of business on the Closing Date and (y) any Taxes described in clauses (a), (b), (c) and (d) of this Section 4.20(b)(i).

(ii)                 Seller shall be responsible for any Taxes that accrue or otherwise relate to any taxable year or period (or portion thereof) ending or deemed to end at or before the close of business on the Closing Date payable by the Target Entities and their Subsidiaries; provided that, Seller shall not be liable to the extent that (a) a provision or reserve in respect of that Tax (or loss caused by such Tax) has been made in the Closing Working Capital, (b) such Tax liability is expressly and specifically included in the Business Financial Statements, (c) such Tax liability is a direct result of an action or omission by the Purchaser, its transferee or their Affiliates outside of the ordinary course of business after the Closing (other than an action or omission expressly required by applicable Law) or (d) such Tax liability is a direct result of an action or omission by Seller or its Affiliates before the Closing at the express written direction of the Purchaser. Purchaser shall be responsible for (x) any Taxes payable by the Target Entities or any of their Subsidiaries that accrue or otherwise relate to any taxable year or period (or portion

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thereof) starting or deemed to start after the close of business on the Closing Date and (y) any Taxes described in clauses (a), (b), (c) and (d) of this Section 4.20(b)(ii).

(iii)                Apportionment. For purposes of this Section 4.20(b), in order to appropriately apportion any Taxes relating to a Straddle Period, the parties hereto agree that (a) real, personal property, intangible property and similar ad valorem Taxes for any Taxable period prior to the Closing Date shall be prorated on a daily basis and (b) all Taxes that are based on net income, gross receipts, sales, gains, manufactured dividends paid or received, and similar items for such period shall be computed based on an actual closing of the books as if such taxable period ended as of the close of business on the Closing Date with respect to the relevant Tax.

(iv)               Tax Refunds. Any refunds of Tax that are actually received by the Target Entities or their Subsidiaries after the Closing Date or are allowed as a credit or offset that satisfies a liability for Tax to which Purchaser or the Target Entities or any of their Subsidiaries would otherwise be obligated to pay, in each case, that relate to a Pre-Closing Tax Period, shall be for the account of Seller; except that (i) any such refund of Tax that is attributable to the carryback of a loss deduction, credit or other Tax relief arising in a Post-Closing Tax Period and (ii) any such refund of Tax is included in the calculation of Closing Working Capital shall be the exclusive account of the Purchaser. Any refund of Taxes or credits against Taxes with respect to a Straddle Period shall be apportioned between the Pre-Closing and Post-Closing Tax Periods in accordance with Section 4.20(b)(iii). Any Tax refunds that are received by Seller, and any amounts credited against Tax to which Seller becomes entitled, that relate to Taxes of the Target Entities or their Subsidiaries for Post-Closing Tax Periods shall be for the account of Purchaser and the Target Entities. Each Party shall pay over to the other Party (i) any such cash refund within ten (10) days after receipt thereof and (ii) the amount of Tax savings realized by the respective party at the time the Tax Return to which such credit relates is filed by the party responsible for the filing of such Tax Return.

(v)                  Tax Indemnity. Purchaser shall indemnify each Seller Indemnified Party against and hold it harmless from Taxes for which Purchaser is liable under Section 4.20(b)(i) and Section 4.20(b)(ii). Seller and each other Asset Seller shall indemnify each Purchaser Indemnified Party against and hold it harmless from Taxes for which either Seller or another Asset Seller is liable or responsible under Section 4.20(b)(i) and Section 4.20(b)(ii). Any amount due under this Section 4.20(b)(v) shall be paid within ten (10) Business Days after the Indemnified Party makes written demand on the Indemnifying Party. Any such payment shall be treated for all relevant Tax purposes as an adjustment to the Purchase Price. The obligation to indemnify any Indemnified Party under this Section 4.20(b)(v) shall terminate sixty (60) days after the expiration of the statute of limitations for assessment of the Tax from which the claim for indemnification arose unless the party seeking indemnification gives notice of the claim on or before the date when the obligation otherwise would terminate. For the avoidance of doubt, the provisions of Article VI of this Agreement, including the limitations on survival of claims provided for in Section 6.03 and limitations on liability provided in Section 6.04, shall not apply to any indemnification obligation under this Section 4.20(b)(v).

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(c)                 Tax Returns.

(i)                   Pre-Closing Returns. Seller shall prepare or shall cause to be prepared all Tax Returns required by applicable law to be filed (A) by the Target Entities or any of their Subsidiaries or (B) with respect to the Acquired Assets, for taxable periods (or portions thereof) ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) and shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authorities) of such Tax Returns.

(ii)                 Post-Closing Returns. Purchaser shall prepare or shall cause to be prepared all Tax Returns required by applicable law to be filed (A) by the Target Entities or any of their Subsidiaries or (B) with respect to the Acquired Assets, for taxable periods (or portions thereof) ending after the Closing Date (the “Post-Closing Tax Period”) and shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authorities) of all such Tax Returns.

(iii)                Straddle Period Tax Returns. In the case of any Tax Return required to be prepared by Purchaser following the Closing Date pursuant to Section 4.20(c)(ii) with respect to a taxable period beginning before and ending after the Closing Date (each a “Straddle Period”), Purchaser shall deliver to Seller, for its review and comment as soon as reasonably practicable (but in the case of Income Tax Returns not less than ninety (90) days) prior to the applicable filing deadline (taking into account applicable extensions), a copy of the Tax Return proposed to be filed for the Straddle Period (a “Straddle Period Tax Return”) together with a proposed calculation, in accordance with Section 4.20(b)(iii) above, of the Taxes allocable to the portion of the Straddle Period that occurs prior to and including the Closing Date (the “Pre-Closing Straddle Period”). Such Tax Returns shall be true, correct and accurate, and shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law. Purchaser shall accept and reflect any comment that Seller submits to Purchaser no fewer than ten (10) business days prior to the due date of such Straddle Period Tax Return, so long as such comment is not manifestly unreasonable and is consistent with the basis on which prior Tax Returns have been prepared and filed.

(d)                 Contest.

(i)                   Notification. Unless Purchaser has previously received written notice from Seller of the existence of a Contest, Purchaser shall give written notice to Seller of the existence of any Contest relating to Taxes that are or may be Seller’s responsibility under this Agreement within ten (10) days from the receipt by Purchaser of any written notice of such Contest, but no failure to give such notice shall relieve Seller of any liability hereunder except to the extent, if any, that the rights of Seller with respect to such claim (including pursuant to Section 4.20(d)(ii)) are actually prejudiced. Unless Seller has previously received written notice from Purchaser of the existence of such Contest, Seller shall give written notice to Purchaser of the existence of any Contest within ten (10) days from the receipt by Seller of any written notice of such Contest, but no failure to give such notice shall relieve Purchaser of any liability hereunder except to

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the extent, if any, that the rights of Purchaser with respect to such claim (including pursuant to Section 4.20(d)(ii)) are actually prejudiced.

(ii)                 Control of Contest.

(A)                Seller shall, at its election, have the right to represent the Target Entities’ interests or any of their Subsidiaries’ interests, as the case may be, in any Contest relating to a Pre-Closing Tax Period, employ counsel of its choice at its expense and to control the conduct of such Contest. Seller shall have the right to settle or dispose of any such Contest, provided that such settlement shall not have a Material Adverse Effect on Purchaser or the Target Entities for a Post-Closing Tax Period and shall not authorize a change in accounting methods or periods that has the effect of shifting an item of income or gain from a Pre-Closing Tax Period to a Post-Closing Tax Period or of shifting an item of deduction, credit or loss from a Post-Closing Tax Period to a Pre-Closing Tax Period, and provided that Seller shall consult with Purchaser regarding any such Contest and shall allow Purchaser to participate in any such proceeding (at its own cost and expense).

(B)                Subject to Section 4.20(e) Purchaser shall have the right to control the conduct of any other Contest in its sole discretion with respect to any other Tax matter not covered in the foregoing sentence or clause (i) above. In the case of any Contest with respect to a Straddle Period, Purchaser and Seller shall jointly represent their interests in any such Contest, each shall employ counsel of their own choice and shall cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any such Contest. The parties shall mutually agree on any settlement or other disposition of the Contest. In the event Purchaser and Seller are unable to agree regarding any aspect of the conduct of any such Contest, such disagreement shall be considered a dispute for purposes of Section 4.20(f) and shall be resolved in accordance therewith.

(e)                 Tax Cooperation. Seller and Purchaser agree to take commercially reasonable efforts to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Target Entities, their Subsidiaries or the Acquired Assets, as is reasonably requested for the filing of any Tax Returns, for the preparation of, and for the prosecution or defense of any Contest or any Tax audit, including executing and delivering such powers of attorney and other documents as are necessary to carry out the provisions of this Section 4.20(e). Any information obtained under this Section 4.20(e) shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or defending any Tax claim, or (ii) with the consent of Seller or Purchaser, as the case may be. Purchaser shall make available to Seller such Tax Returns and information as reasonably required by Seller to comply with its obligations under this Agreement. The Target Entities, Seller and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to each of the Target Entities and their Subsidiaries until expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any

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extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(f)                  Post-Closing Tax Covenant. Neither Purchaser nor any of its Affiliates (including, after the Closing, the Target Entities or their Subsidiaries) shall, without the prior written consent of Seller, take any action (including, without limitation, making or changing any Tax election of or with respect to the Target Entities, any of their Subsidiaries or the Acquired Assets that is attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period, amending, re-filing or otherwise modifying (or granting an extension of any applicable statute of limitations with respect to) any Tax Return of the Target Entities or any of their Subsidiaries or with respect to the Acquired Assets, that relates to any Pre-Closing Tax Period or Pre-Closing Straddle Period) that could result in any increased Tax liability of the Target Entities or any of their Subsidiaries (or Seller or any of its Affiliates) or a reduction in any Tax asset in respect of a Pre-Closing Tax Period or Pre-Closing Straddle Period. Seller shall not, without the prior written consent of Purchaser, take any action in a Contest that Seller controls pursuant to Section 4.20(d)(ii)(A) that could result in any increased Tax liability of Purchaser, the Target Entities or any of their Subsidiaries or Affiliates, or a reduction in any Tax asset in respect of a Post-Closing Tax Period or portion of the Straddle Period that occurs after the Closing Date. Notwithstanding the foregoing, no consent (written or otherwise) shall be required for either party to take an action affecting Tax liability or a Tax asset if that action is required by applicable Law as finally determined by a court of competent jurisdiction or the relevant Taxing Authority. Any disputes about the proper treatment of a Tax liability or Tax asset under applicable Law may be submitted for arbitration pursuant to Section 4.20(g). For the avoidance of doubt, any consent to an action under this Section 4.20(f) shall not prejudice a claim for indemnification under Section 6.02.

(g)                 Tax Matter Dispute. If, after negotiating in good faith, Purchaser and Seller are unable to reach an agreement relating to any tax matter under this Section 4.20, the dispute shall be submitted to an independent nationally recognized accounting firm (the “Arbitrator”), chosen and mutually acceptable to such parties within five (5) business days of the date on which the need to select such a Arbitrator arises. The Arbitrator shall resolve any disputed items within fifteen (15) business days of having the item referred to it, pursuant to such procedures as it may require. The parties shall promptly act to implement the decision of the Arbitrator. The costs, fees and expenses of the Arbitrator shall be borne equally by each Party unless the Arbitrator determines that a party’s position was unreasonable or not in good faith. For the avoidance of doubt, this Section 4.20(g) shall govern any dispute related to a Tax matter.

Section 4.21.                        Insurance. With respect to events or circumstances occurring prior to the Closing Date, if such event or circumstance results in a loss in respect of which neither party is entitled to indemnification under Article VI arising from or relating to the Acquired Assets, the Business, the Target Entities or the Assumed Liabilities, which loss is insured under an Insurance Policy, Purchaser shall be entitled (a) to receive the benefit of any insurance proceeds received by Seller or any of its Subsidiaries following the Closing in respect of claims filed prior to Closing, net of actual costs incurred by Seller in connection with such loss and (b) to require Seller to file post-Closing claims under such Insurance Policy for losses

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occurring prior to Closing, provided, that Purchaser shall not be entitled to receive amounts pursuant to this clause (b) in excess of 16% of the coverage limit under such Insurance Policy for the policy year applicable to such claims. In the case of clause (b), Purchaser’s recovery under such claim shall be net of any costs that Seller can reasonably demonstrate would be incurred by Seller or any of its Affiliates arising from or relating to such claim.

Section 4.22.                        Intellectual Property License. The Asset Sellers hereby grant to the Purchaser, and shall cause their Affiliates to grant (to the extent necessary), with effect from Closing, a non-exclusive, worldwide, perpetual, irrevocable, non-transferable, non-sublicenseable (except as set forth below), fully paid-up and royalty-free license to use, modify, or adapt the Retained Intellectual Property, solely for the purpose of conducting the Business. Notwithstanding the foregoing, Purchaser may transfer or sublicense the rights granted under this Section 4.22 to an acquirer of the Business or a portion thereof and may sublicense to Affiliates and third party contractors; provided that (x) an assignee or a sublicensee, as applicable, signs a written sublicense agreement; (y) Purchaser timely provides the identity of each such assignee or sublicensee and a copy of each sublicense to the Asset Sellers; and (z) Purchaser shall remain responsible for the performance of all such assignees and sublicensees as if such performance were conducted by the Purchaser (except for such assignees who acquire all or substantially all of the assets of the Business). For purposes of this Section 4.22, “Retained Intellectual Property” means any Intellectual Property owned by any of the Asset Sellers as of the Closing that has been used in and is necessary for the conduct of the Business as it is conducted as of the Closing, other than the Transferred Intellectual Property and excluding any Trademarks.

Article V

EMPLOYEE BENEFITS; LABOR MATTERS

Section 5.01.                        Employment. No later than 10 days prior to, and effective as of the Closing Date, Purchaser shall make offers of employment to each Asset Seller Employee. Seller agrees to use all commercially reasonable efforts to assist with the communication of offers of employment to and the hiring of Asset Seller Employees and shall encourage Asset Seller Employees to accept such offers of employment. Seller shall refrain from taking any action to dissuade any Asset Seller Employee from accepting an offer of employment with the Purchaser, including but not limited to making any representation to Asset Seller Employees, prior to the first Business Day immediately following the Closing Date, that Asset Seller Employees shall retain employment with Seller or its Subsidiaries after Closing Date; provided that in no event shall Seller be required to take any action or refrain from taking any action if and to the extent that taking or failing to take any such action would reasonably be expected to cause Seller to be liable for any severance payments to any Business Employee pursuant to applicable Law. Notwithstanding the foregoing provisions of this Section 5.01, for Asset Seller Employees located in non-U.S. jurisdictions for whom the transfer of employment mechanism described above would be inconsistent with local requirements (each, a “Non-U.S. Asset Seller Employee”), employment shall transfer through assumption of employment contracts or otherwise in compliance with such requirements. Section 5.01 of the Disclosure Schedule sets forth the manner in which the employment of each Non-U.S. Asset Seller Employee is intended by Purchaser and Seller to be transferred. All Asset Seller Employees who accept such offers of employment and become employed by Purchaser or whose employment is transferred to

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Purchaser automatically by operation of Law upon the Closing or pursuant to the mechanism set forth in Section 5.01 of the Disclosure Schedule, shall be referred to as “Acquired Employees.” Any Asset Seller Employee, excluding those Asset Seller Employees who are offered employment by Purchaser pursuant to the mechanisms described in Section 5.01 of the Disclosure Schedule, who performs work as directed by Purchaser or its respective Affiliates at his or her then applicable place of employment in the Business on the first Business Day immediately following the Closing Date shall be deemed for all purposes of this Agreement to have accepted the offer of employment and to be an Acquired Employee for all purposes of this Agreement and Seller shall cause the relevant Asset Sellers to terminate the employment of each such Asset Seller Employee. Effective as of the Closing, Seller shall, and shall cause the relevant Asset Sellers to terminate, effective as of the Closing Date, the employment of each Asset Seller Employee who accepts Purchaser’s offer of employment and whose employment does not otherwise transfer automatically by operation of law to Purchaser. Seller and relevant Asset Sellers shall waive, to the extent necessary, all rights to enforce any restrictive covenants, including non-competition agreements, against Asset Seller Employees to the extent that any such restrictive covenants would impair the ability of Asset Seller Employees to whom Purchaser has made an offer of employment in compliance with the terms and conditions of Section 5.02 to accept employment from the Purchaser or its respective Affiliates and to perform all required job duties.

Section 5.02.                        Post-Closing Benefits.

(a)                 Except as otherwise required by Section 5.01 of the Disclosure Schedule in respect of the Non-U.S. Asset Seller Employees or where it would be inconsistent with local requirements, Purchaser shall cause the offers of employment pursuant to Section 5.01 or, where applicable, the continuation of employment with the Target Entities, to provide for base salary or wages and annual bonus opportunity that are no less favorable than those in effect for each such Transferred Business Employee immediately prior to the Closing Date, and employee benefits for the Transferred Business Employees that are no less favorable in the aggregate than those provided as of the date hereof by the Seller Benefit Plans set forth in Section 3.01(t)(ii) of the Disclosure Schedule (excluding for purposes of determining the aggregate value of such employee benefits, any restricted stock unit and other equity or equity-type compensation arrangements, any retiree medical or other retiree welfare arrangements of Seller or its Affiliates, and any change of control, retention, bonus, success or similar payments arising solely in connection with the transactions contemplated in this Agreement other than severance benefits arising in connection with a termination of employment) (collectively, the “Employment Terms”). The Employment Terms shall be determined exclusively based on the compensation and benefits documentation provided by Seller to Purchaser as of the date hereof (and, with respect to compensation, but not benefits except as expressly set forth below, updated through the Closing Date), and shall not include any Seller Benefit Plan unless it is still applicable to the Business Employees immediately prior to the Closing Date. For the avoidance of doubt, nothing herein requires the provision of any specific benefit or type of benefit, except as required by Law. In the case of any Transferred Business Employee whose terms and conditions of employment are subject to collective bargaining or other collective labor representation, Purchaser shall cause each such offer of employment (or, where applicable, the continuation of employment) to have such terms and conditions of employment as may be required under applicable Law or any applicable collective bargaining or other collective labor agreement.

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(b)                 From the Closing Date until December 31, 2012, Purchaser will continue to provide each Transferred Business Employee who remains employed by Purchaser or its respective Affiliates with Employment Terms that are the same or more beneficial to such Acquired Employee as those provided in the offer of employment or, for the Target Entity Transferring Employees, in effect immediately after the Closing.

(c)                 If and to the extent not paid prior to Closing, Purchaser shall, or shall cause one or more of its Affiliates to, pay the bonus for the 2011 year under Seller’ or its Affiliates’ annual incentive plans to Transferred Business Employees who were covered under those plans immediately prior to Closing and who (i) continue to be employed by Purchaser or its Affiliates as of March 15, 2012, or (ii) whose employment with Purchaser or its Affiliates is involuntarily terminated (other than for cause) prior to March 15, 2012. The amount to be paid by Purchaser or its Affiliates to such Transferred Business Employees shall be an amount equal to 100% of the annual target bonus applicable to each such Transferred Business Employee under Seller’s respective annual incentive plans, as set forth in Section 5.02(c) of the Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be obligated to pay more than one million U.S. dollars ($1,000,000) with respect to the portion of 2011 bonus accrued as of the Closing Date, unless and to the extent any additional 2011 bonus amount is included in the adjustment to Closing Net Cash.

(d)                 Notwithstanding anything herein to the contrary, this Agreement shall not alter the at-will nature of any Transferred Business Employee’s employment (with the exception of Transferred Business Employees whose terms and conditions of employment are provided for in any collective bargaining agreement). Nothing in this Agreement shall restrict, limit or interfere with the ability (after the Closing Date) of Purchaser or its respective Affiliates to terminate the employment or, except as specifically set forth in Section 5.02(a), to modify the terms, conditions or duties of employment of any Transferred Business Employee.

Section 5.03.                        Participation in Purchaser Benefit Plans.

(a)                 Effective as of the Closing Date, except as otherwise provided in this Article V, each Transferred Business Employee shall cease to participate in any Asset Seller Benefit Plan. Effective from and after the Closing, Purchaser shall, or shall cause its applicable Subsidiaries to, establish or have in effect employee benefit plans for the benefit of the Transferred Business Employees (and their dependents and beneficiaries) in accordance with the requirements of this Article V.

(b)                 Purchaser shall credit the Transferred Business Employees for their service with Seller and its Affiliates to the same extent recognized by Seller or its Affiliates immediately prior to the Closing Date for all purposes (including eligibility, vesting, and eligibility waiting periods, but excluding benefit accruals) under the employee benefit plans, agreements, policies or other arrangements or, to the extent required by Law, any statutory benefit entitlements maintained, contributed to or required to be provided by Purchaser or any of its Affiliates in which any such Transferred Business Employees participate post-Closing, except to the extent such credit would result in duplication of benefits.

Section 5.04.                        Welfare Plan Liability.

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(a)                 Seller shall be responsible for providing those welfare benefits (including workers’ compensation) in effect for Transferred Business Employees as of the Closing Date, to Acquired Employees for all claims incurred and unpaid and benefits earned on or prior to the Closing Date, under and subject to the generally applicable terms and conditions of the employee benefit plans, programs and arrangements in which such employees were entitled to participate prior to the Closing Date, as amended from time to time. Purchaser shall be responsible for providing welfare benefits (including workers’ compensation) to Transferred Business Employees for claims incurred and benefits earned after the Closing Date under and subject to the generally applicable terms and conditions of Purchaser’s employee benefit plans, programs and arrangements, as amended from time to time. For purposes of this Section 5.04, a claim shall be deemed to be incurred on the date that the event that gives rise to such claim occurs, except that any claim that relates to a continuous period of hospitalization shall be deemed to be incurred at the commencement of such period of hospitalization. Without limiting the generality of the foregoing, and for purposes of clarification, a claim for disability benefits (or workers’ compensation) shall be deemed to be incurred at the time that the event that gives rise to the disability (or compensable injury) occurs, and the responsibility for all future benefits payable with respect to such disability (or compensable injury) shall be determined based on the date on which such event occurs.

(b)                 With respect to any Purchaser employee benefit plan that is a medical, dental, other health, life insurance or disability plan (collectively, the “Purchaser Welfare Plans”), to the extent permitted by the applicable Purchaser Welfare Plan, Purchaser shall, (i) waive or cause to be waived any pre-existing condition exclusions and requirements that would result in a lack of coverage of any pre-existing condition of a Transferred Business Employee (or any dependent thereof) that would have been waived or covered under the Seller Benefit Plan in which such Transferred Business Employee (or any dependent thereof) was a participant immediately prior to the Closing Date, and credit or cause to be credited any time accrued against applicable waiting periods relating to such pre-existing conditions and (ii) waive any health eligibility, actively at work or medical examination requirements under the Purchaser Welfare Plans to the same extent such requirements would have been waived or satisfied under the applicable Seller Benefit Plan in which the Transferred Business Employee was a participant immediately prior to the Closing.

Section 5.05.                  Severance and Retention Payments

(a)                 Seller shall be responsible for any liabilities or obligations relating to any severance payments, solely arising as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, to Asset Seller Employees who do not accept Purchaser’s offer of employment, provided that Purchaser’s offers of employment follow the mechanism and contain the terms and conditions set forth in Sections 5.01 and 5.02 of this Agreement for those Asset Seller Employees whose employment does not transfer to Purchaser automatically by operation of Law. Purchaser will take all necessary action, in consultation with Seller, to avoid the imposition of severance in any jurisdiction where Asset Sellers are located.

(b)                 With respect to each Business Employee, Seller shall be responsible for any liabilities or obligations relating to the items set forth on Section 5.05(b) of the Disclosure Schedule; provided that Seller shall not be responsible for any such liabilities or obligations after

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the Closing Date to the extent any such liabilities or obligations are included in the calculation of the Indebtedness.

Section 5.06.                  Union Employees and Plans

(a)                 Effective as of the Closing Date, with respect to any of the non-U.S. Transferred Business Employees, Purchaser shall, or shall cause one of its Subsidiaries to, (i) recognize each collective bargaining or other labor representative then representing any such Transferred Business Employees, and (ii) assume each such collective bargaining or other collective labor agreement covering such Transferred Business Employees or the terms and condition of employment of such Transferred Business Employees. From and after the Closing Date, with respect to any of the non-U.S. Transferred Business Employees, Purchaser shall assume, honor, pay and perform all of the Liabilities and obligations under or in respect of each such collective bargaining or other collective labor agreement in accordance with the terms thereof as in effect immediately prior to the Closing Date or as the same may thereafter be amended in accordance with its terms, including all such Liabilities and obligations of Seller.

(b)                 Seller and Purchaser shall cooperate and take all reasonably necessary or appropriate actions with respect to any requirement under applicable Law or any applicable agreement to notify the collective bargaining or other labor representatives of the non-U.S. Transferred Business Employees of this Agreement and/or the transactions contemplated hereby, including any applicable works council, and to provide such information and engage in such notifications, discussions or negotiations with such representatives as may be required by applicable Law or any applicable agreement.

Section 5.07.                        COBRA. Seller shall be responsible for all legally mandated continuation of health care coverage for all Transferred Business Employees and any of their covered dependents who experience a qualifying event occurring on or prior to the Closing Date. Purchaser shall be responsible for all legally mandated continuation of health care coverage for all Transferred Business Employees and any of their covered dependents who experience a qualifying event occurring following the Closing Date.

Section 5.08.                        Retiree Medical. Seller and its Affiliates shall continue to provide benefits under the retiree medical or other retiree welfare arrangements of Seller or its Affiliates to any Acquired Employee located in the United States who became eligible for such benefits prior to the Closing Date in accordance with the terms of such arrangements as in effect as of immediately prior to the Closing Date, or would have become eligible for such benefits during the three (3) year period following the Closing Date assuming such Acquired Employee remained employed in eligible service by Seller or its Affiliates and provided that any such Acquired Employee in fact continues in employment with Purchaser for the period that would have been sufficient had such Acquired Employee been employed by Seller or its Affiliates to receive such benefits, subject to changes or amendments of such terms, or termination of such benefits, which apply to all similarly-situated employees of Seller who receive such benefits.

Section 5.09.                        Tax-Qualified Defined Contribution Plans. Seller and the other Asset Sellers shall vest each Transferred Business Employee in his or her account under the Albany International Corp. Prosperity Plus Savings Plan (the “Seller 401(k) Plan”), effective

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as of the Closing Date. After the Closing Date, Purchaser will cause its tax-qualified defined contribution plan for U.S. employees to allow each Transferred Business Employee who has one or more account balances in the Seller 401(k) Plan to make a “direct rollover” of such account balances (including promissory notes evidencing any outstanding loans but otherwise in cash) from the Seller 401(k) Plan if such Transferred Business Employee elects to make such a rollover.

Section 5.10.                        Asset Seller Benefit Plans. Seller shall retain all of the obligations and liabilities under all Asset Seller Benefit Plans (including for clarity any equity plan or program), except for any benefits required to be provided by Law. All Transferred Business Employees shall cease participation in the Asset Seller Benefit Plans (other than as required by Law) effective as of the Closing Date. Seller shall remain responsible for ensuring the payment of benefits to the Transferred Business Employees pursuant to the terms of the applicable plan documents.

Section 5.11.                        WARN Obligations. On the Closing Date, Seller shall notify Purchaser of any “employment loss” (as that term is defined in the WARN Act or applicable state Laws) of any Transferred Business Employees in the 90-day period prior to the Closing. Purchaser shall notify Seller of any “employment loss” (as that term is defined in the WARN Act or applicable state Laws) of any Transferred Business Employees in the 90-day period following Closing.

Section 5.12.                        Update to Employee Schedule. As of a reasonable date prior to the Closing, to be determined by Seller, but in no event later than five (5) Business Days prior to Closing, Seller shall provide to Purchaser revised Sections 1.01(k), 1.01(xxx) and 3.01(t)(i) of the Disclosure Schedule to reflect hiring or other status changes and attrition as it relates to Asset Seller Employees, Target Entity Transferring Employees and Business Key Employees, setting forth, as of the most recent date practicable, each Asset Seller Employee, Target Entity Transferring Employee and Business Key Employee; provided that Purchaser’s receipt of such revised Disclosure Schedules shall not shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Purchaser, respectively, in this Agreement or Purchaser’s or Seller’s respective right to indemnification hereunder, and shall not be deemed to amend or supplement the Disclosure Schedule.

Section 5.13.                        No Third Party Beneficiaries.

(a)                 Notwithstanding anything to the contrary contained in this Agreement, no provision under this Agreement, whether express or implied, shall (i) constitute or create an employment agreement with any employee of Purchaser, Seller or any of their respective Affiliates, (ii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (iii) except as set forth in Section 4.01(b)(xii) and 4.01(b)(xv), alter or limit Purchaser’s, Seller’s or any of their respective Affiliates’ ability to amend, modify or terminate any benefit plan, program, agreement or arrangement. Purchaser and Seller acknowledge and agree that all provisions contained in this Agreement with respect to the Acquired Employees are included for the sole benefit of Purchaser, Seller and their respective Affiliates, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including, any current or former employee, any participant in any

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existing benefit plan or arrangement of Purchaser, Seller or their respective Affiliates or any dependent or beneficiary thereof or (ii) to continued employment with Purchaser, Seller or any of their respective Affiliates.

(b)                 If (i) a Person other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan, program, agreement or arrangement of Purchaser, Seller or any of their respective Affiliates and (ii) such provision is deemed to be an amendment to such employee benefit plan, program, agreement or arrangement of any Purchaser, Seller or any of their respective Affiliates, even though not explicitly designated as such in this Agreement, then, solely with respect to such plan, program, agreement or arrangement, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

Section 5.14.                        Material Information. All material data, plan documentation and other relevant information necessary for Purchaser to discharge the obligations set forth in this Article V shall be delivered to Purchaser at least thirty (30) days prior to Closing, and supplemented as reasonably appropriate thereafter.

Article VI

INDEMNIFICATION

Section 6.01.                        Purchaser’s Indemnification Obligation. Subject to the terms and conditions set forth herein, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and each of its and their respective shareholders, members, partners, directors, managers, officers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Seller Indemnified Parties arising out of or resulting from:

(a)                 any breach or inaccuracy, and, with respect to Third Party Claims, any alleged breach or inaccuracy, of any representation or warranty of Purchaser set forth in Section 3.02(a) and (b), Section 3.02(c)(ii), and Section 3.02(e) and (f), or any Schedule, Annex, Exhibit or certificate delivered by Purchaser pursuant to this Agreement and related thereto (disregarding in each case all qualifications and exceptions contained therein relating to materiality, material adverse effect or words of similar import or effect for purposes of determining the amount of Indemnifiable Losses hereunder);

(b)                 any breach or inaccuracy, and, with respect to Third Party Claims, any alleged breach or inaccuracy, of any representation or warranty of Purchaser (other than those described in Section 6.01(a)) set forth in this Agreement, or any Schedule, Annex, Exhibit or certificate delivered by Purchaser pursuant to this Agreement (disregarding in each case all qualifications and exceptions contained therein relating to materiality, material adverse effect or words of similar import or effect for purposes of determining the amount of Indemnifiable Losses hereunder);

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(c)                 any breach or failure to perform and, with respect to Third Party Claims, any alleged breach or failure to perform, by Purchaser of any of its covenants or other agreements contained in this Agreement;

(d)                 Purchaser’s ownership or operation of the Business from and after the Closing Date; or

(e)                 the Assumed Liabilities.

Section 6.02.                        Seller’s Indemnification Obligation. Subject to the terms and conditions set forth herein, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates and each of its and their respective shareholders, members, partners, directors, managers, officers, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Indemnifiable Losses of the Purchaser Indemnified Parties, directly or indirectly, arising out of or resulting from:

(a)                 any breach or inaccuracy, and, with respect to Third Party Claims, any alleged breach or inaccuracy, of any representation or warranty of Seller set forth in Section 3.01(a) through (c), Section 3.01(d)(ii), the first sentence of Section 3.01(i), Section 3.01(r), Section 3.01(t)(vii), Section 3.01(w) and Section 3.01(x)

or any Schedule (including the Disclosure Schedule), Annex, Exhibit or certificate delivered by Seller pursuant to this Agreement and related thereto (disregarding in each case all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import or effect for purposes of determining the amount of Indemnifiable Losses hereunder);

(b)                 any breach or inaccuracy, and, with respect to any Third Party Claims, any alleged breach or inaccuracy, of any representation or warranty of Seller (other than those described in Section 6.02(a)

) set forth in this Agreement or any Schedule (including the Disclosure Schedule), Annex, Exhibit or certificate delivered by Seller pursuant to this Agreement and related thereto (disregarding in each case all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import or effect for purposes of determining the amount of the amount of Indemnifiable Losses hereunder);

(c)                 any breach or failure to perform and, with respect to Third Party Claims, any alleged breach or failure to perform, by Seller of any of its covenants or other agreements contained in this Agreement; or

(d)                 the Retained Liabilities.

Section 6.03.                        Survival. The representations and warranties contained herein (and in any Schedule, Annex, Exhibit or certificate delivered pursuant to this Agreement related thereto) and the applicable party’s related right to indemnification hereunder shall survive until the date that is eighteen (18) months from the Closing Date, except that the representations and warranties described in Section 6.02(a), in Section 3.01(s) and with respect to Taxes in Section 3.01(t) (and any Schedule, Annex, Exhibit or certificate delivered pursuant to this Agreement related thereto) and a party’s related right to indemnification hereunder shall survive until the day that is sixty (60) days following the expiration of the applicable statute of limitations. All covenants of Seller and Purchaser that are to be performed or complied with on

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or before the Closing Date, and a party’s related right to indemnification hereunder, shall survive until the date that is eighteen (18) months from the Closing Date. Neither Purchaser nor Seller shall have any obligation to indemnify the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, with respect to claims for any breach of representation or warranty first properly asserted after the expiration of the applicable survival period, provided, that to the extent that notice of a claim for Indemnifiable Losses is communicated to an Indemnifying Party in accordance with this Agreement prior to the expiration of the applicable survival period, the applicable representation, warranty or covenant, and the related right to indemnification hereunder shall survive beyond the expiration of any applicable survival period until final determination thereof in accordance with this Agreement.

Section 6.04.                        Limitations of Liability.

(a)                 Notwithstanding any other provision of this Agreement, Seller shall not be liable under (i) Section 6.02(a) or Section 6.02(b) hereof for any individual claim if the Indemnifiable Loss thereunder is less than $50,000 (the “Claim Threshold”), (ii) Section 6.02(b) hereof until the aggregate amount of Indemnifiable Losses recoverable under Section 6.02(b) exceeds $1,000,000 (the “Deductible”) and then only for amounts over the Deductible, and (iii) Section 6.02(b) hereof for any Indemnifiable Losses where Seller’s aggregate liability under Section 6.02(b) exceeds $19,500,000.

(b)                 Notwithstanding any other provision of this Agreement, Purchaser shall not be liable under (i) Section 6.01(a) or Section 6.01(b) hereof for any individual claim if the Indemnifiable Loss thereunder is less than the Claim Threshold, (ii) Section 6.01(b) hereof until the aggregate amount of Indemnifiable Losses recoverable under Section 6.01(b) exceeds the Deductible and then only for amounts over the Deductible, and (iii) Section 6.01(b) hereof for any Indemnifiable Losses where Purchaser’s aggregate liability under Section 6.01(b) exceeds $19,500,000.

Section 6.05.                        Net Losses; Set Off. Notwithstanding anything contained herein to the contrary, the amount of any Indemnifiable Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) from an unaffiliated insurance carrier with respect to such Indemnifiable Losses, (ii) any net Tax benefits (taking into account any Tax costs) actually recognized by the Indemnified Party (or any of its Affiliates) arising from the incurrence or payment of any such Indemnifiable Loss by the Indemnified Party and (iii) any actual recoveries obtained by the Indemnified Party (or any of its Affiliates) from any third party in respect of such Indemnifiable Loss. The Indemnified Party shall use commercially reasonable efforts to obtain proceeds, benefits and recoveries referred to in clause (i) of the preceding sentence. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Indemnifiable Losses after an Indemnifying Party (or such Affiliate) shall have made a payment to the Indemnified Party under this Article VI, the Indemnified Party shall return the amount of such proceeds, benefits or recoveries to the Indemnifying Party (up to the amount of the Indemnifying Party’s payment and taking into account any net Tax cost to the Indemnified Party of the receipt of such proceeds, benefits or recoveries and the return of such payment (or a portion thereof) to the Indemnifying Party). No Indemnified Party will be entitled to recover from an Indemnifying Party more than once in

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respect of the same Indemnifiable Loss. Neither Purchaser nor Seller shall have any right to set off any indemnification claim pursuant to this Article VI against any payment due pursuant to Article II or any Ancillary Agreement, except as set forth in Section 6.07.

Section 6.06.                        Procedure for Indemnification.

(a)                 Notice of Third Party Claims. Any Indemnified Party seeking indemnification for any Indemnifiable Loss or potential Indemnifiable Loss arising from an Action by a third Person against such Indemnified Party (a “Third Party Claim”) shall give written notice to the relevant Indemnifying Party thereof specifying in detail the nature of such Third Party Claim and the amount of related Indemnifiable Losses. Written notice to the relevant Indemnifying Party of a Third Party Claim shall be given by the Indemnified Party reasonably promptly after notice to such Indemnified Party of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VI by any failure to provide such reasonably prompt notice of the existence of a Third Party Claim to the Indemnifying Party and such failure shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party, except to the extent that such Indemnifying Party has been materially damaged or prejudiced as a result of such delay.

(b)                 Defense. Except as otherwise provided herein, an Indemnifying Party may elect to defend, at the Indemnifying Party’s own cost and expense and by the Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to defend such Third Party Claim, the Indemnifying Party shall, within ten (10) days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the cost and expense of the Indemnifying Party, in the defense of such Third Party Claim; provided that the Indemnified Party is hereby authorized (but not obligated) at any time after giving notice to the Indemnifying Party of such Third Party Claim but prior to receiving such notice from the Indemnifying Party to file any motion, answer or other pleading and to take any other action which the Indemnified Party or its counsel deem reasonably necessary to protect the Indemnified Party’s interests. If any Indemnifying Party elects not to defend the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (and during any other period in which an Indemnifying Party has been given a reasonable opportunity to assume, but has not assumed, the defense of such Third Party Claim) then (i) the Indemnified Party may (without prejudice to any of its rights against an Indemnifying Party), compromise or defend such Third Party Claim and (ii) the reasonable costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable as “Indemnifiable Losses” by the Indemnifying Party pursuant to this Article VI. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall be required to agree to any settlement, compromise or discharge of a Third Party Claim (1) that relates to the imposition of monetary damages only, (2) that the Indemnifying Party has recommended, (3) that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim (without regard to any limitations otherwise applicable hereunder), (4) that releases the Indemnified Party completely and (5) that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the

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defense of any Third Party Claim (but shall nonetheless remain liable for the fees and expenses of counsel incurred by the Indemnified party in defending such Third Party Claim as part of the “Indemnified Losses” hereunder) if the Third Party Claim is reasonably likely to result in the imposition of: (i) monetary damages in excess of 200% of the Indemnifying Party’s then remaining maximum liability hereunder or (ii) an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party. An Indemnified Party shall not settle or compromise any Action (to the extent such Indemnified Party is seeking indemnification in respect thereof) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to defend any Action, the Indemnified Party shall make available to the Indemnifying Party any Representatives or Information that are reasonably necessary or appropriate for such defense and such Representatives shall, when appropriate, furnish evidence, testimony and other assistance in connection with any such claim. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Parties may each participate, at its or their own expense, in the defense of such Third Party Claim; provided that if in the reasonable opinion of counsel to the Indemnified Party, there exists an actual or potential conflict of interest or differing defenses between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required (and such amounts shall be deemed “Indemnifiable Losses” hereunder).

(c)                 Certain Third Party Claims. Without limiting the foregoing, if at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such Third Party Claim is asserted by a Person that is a customer or supplier of the Business or seeks injunctive relief which relates to the business, operations, properties, assets, liabilities, profits or financial condition of the Indemnified Party (including, in the case of the Purchaser Indemnified Parties, the Acquired Assets, the Target Shares and the Assumed Liabilities from the Closing Date), the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense (with the reasonable attorneys’ fees and expenses of one counsel) shall be included as “Indemnifiable Losses” hereunder, provided that in such event no settlement in respect of such Third Party Claim shall be entered into without the prior written consent of the Indemnifying Party. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

(d)                 Miscellaneous. The procedures set forth in Section 6.06(c) shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party’s rights under this Article VI with respect to any claim other than a Third Party Claim.

(e)                 Notice of Non-Third Party Claims. Any Indemnified Party seeking indemnification for any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim for indemnification asserted by such Indemnified Party against an Indemnifying Party other than a Third Party Claim (a “Non-Third Party Claim”) shall give written notice to the relevant

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Indemnifying Party specifying in detail the nature of such Indemnifiable Loss or potential Indemnifiable Loss and the reasons such Indemnified Party believes it is entitled to indemnification hereunder. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party reasonably promptly after the Indemnified Party becomes aware of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VI and by any failure to provide such reasonably prompt notice of the existence of a Non-Third Party Claim to the relevant Indemnifying Parties and such failure shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party, except and only to the extent that such Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such failure.

Section 6.07.                        Holdback Matters; Payment of Indemnifiable Losses.

(a)                 To the extent that any Indemnifiable Losses of a Purchaser Indemnified Party are not paid by Seller within ten (10) Business Days of the date that such amounts become payable following a Final Resolution, Purchaser shall be entitled to recover such amount from the Holdback Amount, in which case the Holdback Amount, to the extent sufficient, shall be deemed reduced in an amount equal to such Indemnifiable Loss and such Indemnifiable Loss shall be discounted to the extent of the reduction of the Holdback Amount. For purposes of this Section 6.07, “Final Resolution” means (i) a final, non-appealable order or judgment from a court of competent jurisdiction that resolves the particular dispute, including any such final, non-appealable order or judgment from a court of competent jurisdiction that orders that Purchaser is entitled to recover monetary damages under the terms of this Agreement or (ii) a written agreement executed by Purchaser and Seller that resolves any dispute arising under, in connection with or relating to this Agreement or the transactions contemplated hereby, including any such written agreement that specifies that Purchaser is entitled to recover monetary damages under the terms of this Agreement.

(b)                 Release at Release Date. On the Holdback Release Date, Purchaser shall pay in immediately available funds by wire transfer to an account designated by Seller the then-remaining Holdback Amount (after taking into account any reduction thereof made pursuant to Section 6.07(a) above) minus the aggregate of: (i) amounts then agreed upon by Purchaser and Seller with respect to any claims for Indemnifiable Losses asserted by the Purchaser Indemnified Parties in accordance with this Agreement in respect of which payment has not yet been made (or the Holdback Amount has not yet been reduced) and (ii) the aggregate amount, if any, of all Indemnifiable Losses claimed in good faith by any Purchaser Indemnified Party that are either unresolved (as between Purchaser and Seller for the purposes of this Agreement) or disputed by Seller, as set forth in any written notice from Seller to Purchaser. Upon a final determination that any portion of the Holdback Amount retained pursuant to clause (ii) above did not constitute Indemnifiable Losses due to be paid to the Purchaser Indemnified Parties hereunder, Purchaser shall pay such amount to Seller in accordance with the first sentence of this Section 6.07(b), together with Default Interest on such amount.

Section 6.08.                        Exclusive Remedy. Purchaser and Seller acknowledge and agree that, following the Closing, except in the case of fraud or intentional misrepresentation, the foregoing indemnification provisions in this Article VI shall be the exclusive remedy of

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Purchaser and Seller. Nothing in this Section 6.08 shall limit the right of either party to seek equitable remedies to enforce any covenant of a party to be performed after the Closing.

Section 6.09.                        Purchase Price Adjustment. The parties agree that any indemnification payments made pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 6.10.                        Tax Indemnity. For the avoidance of doubt, the provisions of this Article VI shall not apply to either party’s rights and obligations under Section 4.20(b)(v).

Article VII

CONDITIONS PRECEDENT TO CLOSING

Section 7.01.                        Conditions to Obligations of Each of the Parties. The obligations of the parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived in writing by each of the parties):

(a)                 Antitrust.

(i)                   The Agreed Antitrust Authorities, other than the Antitrust Authorities in Australia and New Zealand, either will have approved the transactions contemplated hereby or applicable waiting periods (and any extensions thereof) will have expired or been terminated without objections of such Agreed Antitrust Authorities with the effect that the transactions contemplated by this Agreement are no longer subject to a suspension requirement and can be consummated.

(ii)                 the NZCC: (x) shall have indicated, in writing or orally, to the mutual satisfaction of the Parties, acting reasonably, in response to the courtesy letter informing the NZCC of the transactions contemplated hereby that it has no objection to, or does not propose to take any further action in respect of, the transactions contemplated hereby, or (y) shall have granted clearance under Part V of the Commerce Act of New Zealand 1986 for the implementation of the transactions contemplated by this Agreement.

(iii)                the ACCC: (x) shall have indicated, in writing or orally, to the mutual satisfaction of the Parties, acting reasonably, in response to the courtesy letter informing the ACCC of the transactions contemplated hereby, that the ACCC has no objection to, or does not propose to take any further action in respect of, the transactions contemplated hereby either unconditionally or on terms acceptable to Purchaser, acting reasonably, or (y) shall have provided written advice, in response to a request for informal merger clearance, that the ACCC has no objection to, or does not propose to take any further action in respect of, the transactions contemplated by this Agreement either unconditionally or on terms acceptable to Purchaser, acting reasonably.

(b)                 No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority

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shall be in effect enjoining, restraining, preventing, or prohibiting consummation of the transactions contemplated hereby or making consummation of such transactions illegal.

Section 7.02.                        Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived by Purchaser in a writing delivered to Seller):

(a)                 Seller shall have, in all material respects, performed or complied with its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;

(b)                 (i) The representations and warranties of Seller contained in Section 3.01(g) (ii) and the first sentence of Section 3.01(c)(ii) shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date; (ii) the representations and warranties of Seller contained in Sections 3.01(a) through (c) (excluding the first sentence of Section 3.01(c)(ii) and all such representations and warranties as they relate to Loading Bay or the Loading Bay Shares), and the first sentence only of 3.01(i) shall, to the extent qualified by “materiality” or “Material Adverse Effect,” be true, correct and complete in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date) and, to the extent not so qualified, shall be true, correct and complete in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date); and (iii) the representations and warranties of Seller (other than those described in (i) and (ii) of this Section 7.02(b)) shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date), without giving effect to any materiality qualifications contained therein, except for any failure to be true and correct as has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

(c)                 Seller, each of its Affiliates, and each other Asset Seller, as the case may be, shall have executed and delivered to Purchaser each Ancillary Agreement to which Seller or such Asset Seller is a party;

(d)                 Purchaser shall have received a certificate dated the Closing Date signed by a duly authorized officer of Seller, certifying as to the satisfaction of the conditions contained in Sections 7.02(a) and (b).

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Section 7.03.                        Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived by Seller in a writing delivered to Purchaser):

(a)                 Purchaser shall have performed in all material respects or complied with its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;

(b)                 the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof, and as of the Closing Date with the same force and effect as if made on and as of such date, without giving effect to any materiality qualifications contained therein (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date) except for any failure to be true and correct as has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of Purchaser to effect the Closing and consummate the transactions contemplated hereby;

(c)                 Purchaser shall have executed and delivered to Seller each Ancillary Agreement to which Purchaser is a party; and

(d)                 Seller shall have received a certificate dated the Closing Date signed by a duly authorized officer of Purchaser, certifying as to the satisfaction of the conditions contained in Sections 7.03(a) and (b).

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.                        Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be terminated and the transactions contemplated hereby abandoned, as follows:

(a)                 by mutual written consent of each of Seller and Purchaser to terminate this Agreement;

(b)                 by either Purchaser or Seller if the Closing has not been consummated prior to April 27, 2012 (the “Termination Date”);

(c)                 by written notice of Seller, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.03 and (2) is not cured within thirty (30) days following written notice to Purchaser, or which by its nature or timing cannot be cured within such time period;

(d)                 by written notice of Purchaser, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other

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agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.02 and (2) is not cured within thirty (30) days following written notice to Seller, or which by its nature or timing cannot be cured within such time period; or

(e)                 by either Purchaser or Seller if any Governmental Authority having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

Section 8.02.                        Ability to Terminate; Effect of Termination. Notwithstanding anything herein to the contrary, (a) neither Purchaser nor Seller may terminate the Agreement if such party’s failure to perform in any material respect any of its obligations or covenants, or the inaccuracy of any of its representations or warranties under this Agreement has been the principal cause of the event or condition giving rise to the right of termination and (b) Purchaser shall not be permitted to terminate the Agreement (i) under Section 8.01(b) unless, at the time of such termination, the condition contained in Section 7.01(a) shall have been satisfied or (ii) under Section 8.01(e) if the basis for such order, decree, ruling or injunction or other action shall be applicable antitrust, competition or trade regulation Laws. If this Agreement is terminated in accordance with Section 8.01, this Agreement shall become null and void and of no further force and effect, except that (x) Section 4.09, Section 4.13, this Article VIII and Article IX shall remain in full force and effect and (y) any termination of this Agreement shall not relieve any party hereto from liability for fraud or any intentional breach of its obligations hereunder.

Section 8.03.                        Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.04.                        Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX

GENERAL PROVISIONS

Section 9.01.                        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given (a) when delivered personally to the recipient, (ii) one Business Day after being

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sent by overnight courier, (iii) one Business Day after being sent by facsimile transmission or e-mail (in each case, with confirmation) or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser:

ASSA ABLOY AB
Box 70340, 107 23 Stockholm, Sweden

Attention: Jacob Wahlberg
Fax: +46 (0) 8-506-485-50

Email: jacob.wahlberg@assaabloy.com

with an additional copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, New York 10022

Attention: Matthew F. Herman
                   Doug Bacon
Fax: (212) 277-4001

Email: matthew.herman@freshfields.com
           doug.bacon@freshfields.com

if to Seller:

Albany International Corp.
216 Airport Drive
Rochester, New Hampshire 03867

Attention: Charles J. Silva, Jr.
Fax: (518) 447-6575

Email: Charles.Silva@albint.com

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with an additional copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Attention: William A. Groll
                    Glenn P. McGrory
Fax: (212) 225-3999

Email: wgroll@cgsh.com
           gmcgrory@cgsh.com

Section 9.02.                        Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.03.                        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.04.                        Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement. Subject to Section 2.08, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

Section 9.05.                        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Article VI, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.06.                        Submission to Jurisdiction. All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Federal Courts in the Southern District of New York and the state courts of the State of New York, County of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action or proceeding. The consents to jurisdiction and venue set forth in this Section 9.06 shall not constitute general

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consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.01 of this Agreement. The parties hereto agree that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 9.07.                        Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that the parties shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in the courts described in Section 9.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party hereto has an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.07 shall not be required to provide any bond or other security, and each party irrevocably waives any right it may have to require such bond or security, in connection with any such order or injunction.

Section 9.08.                        Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with the laws of the State of New York.

Section 9.09.                        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10.                        Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11.                        WAIVER OF JURY TRIAL. EACH OF SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS

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AGREEMENT OR THE ACTIONS OF PURCHASER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.12.                        Expenses. Except as otherwise expressly set forth in this Agreement, as between Seller and Purchaser, Seller shall be solely responsible for all of its own costs and expenses and those of its Subsidiaries (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and Purchaser shall be solely responsible for all of its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.13.                        Schedules. There may be included in the Disclosure Schedule items and information that are not “material,” and inclusion in the Disclosure Schedule will not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed therein. The Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such Disclosure Schedule relates; provided, that any information set forth in one section of the Disclosure Schedule pertaining to one section or subsection of the representations and warranties will be deemed to apply to each other section or subsection of the representations and warranties only to the extent it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection of the representations and warranties.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASSA ABLOY AB

By:	/s/ Juan Vargues
Name: Juan Vargues
Title: Executive Vice President

ALBANY INTERNATIONAL CORP.

By:	/s/ John Cozzolino
Name: John Cozzolino
Title: Chief Financial Officer and Treasurer

Annex I-A
Direct Target Entities

Entity	Jurisdiction of Incorporation	Percentage Owned
Albany Door Systems Sp z.o.o.	Poland	100%
Albany Door Systems GmbH	Germany	100%
Albany Door Systems AB (including Norway Branch)	Sweden	100%

Annex I-B
Indirect Target Entities

Entity	Jurisdiction of Incorporation	Percentage Owned
AKTOR Industrietore GmbH	Germany	100%
MDS Hareketli Kapi Sistemleri Sanayi ve Dis Ticaret Ltd. Sti.	Turkey	100%
Albany Door Systems AG	Switzerland	100%
Albany Door Systems BV	Netherlands	100%
Albany Door Systems SAS	France	100%
SA Alfadoor NV	Belgium	100%
Albany Door Systems New Zealand	New Zealand	100%
Albany Door Systems GmbH	Austria	100%
Albany Door Systems A/S	Denmark	67%

I-1

Annex II
Asset Sellers

Entity	Jurisdiction
Albany International Canada Corp.	Canada
Albany International (China) Co., Ltd.	China
Albany International Italia S.r.l.	Italy
Albany International de Mexico S.A. de C.V.	Mexico
Albany International Pty., Ltd.	Australia
Albany International Asia Pty., Ltd. (includes Malaysia Branch)	Australia
Albany International Oy	Finland
Albany International Corp.	Delaware (US)

I-2

Annex III

(a)	Joseph Morone
John Cozzolino
Joerg Lehman
David Pinion
Charles Silva
Dawne Wimbrow
Bonita Lindberg
Bob Johnson
(b)	Jacob Wahlberg
Henrik Zetterberg

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Annex IV

Retained Liabilities

Any Liabilities relating to failure of Ultralite doors as described in Section 3.01(h)(i) of the Disclosure Schedule.

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Annex V

Working Capital Principles

Working Capital Accounting Principles Used by ADS

Prepaid Expenses:

A prepaid expense is an item paid and recorded in advance of its use or consumption in the business, part of which represents expense of the current period and part of which represents an asset on hand at the end of the period.

The portion of prepaid items in excess of 12 months should be classified as Other Assets.

Accounts Payable:

Accounts payable includes all liabilities for goods received from or services performed by non-AI companies and for which an invoice has been received. These liabilities include amounts withheld from employee wages and salaries, and employer liabilities which are based on wages and salaries.

Examples include but are not limited to:

Accounts payable - trade

Amounts withheld from employees pay:

Contributions

Savings (401-K)

Taxes

Employer liabilities relative to wages and salaries paid

Commissions payable

Value added tax

Advance payments from customers Nonfunctional currency payables must be revalued at the end of each month using the current exchange rate issued by AI Headquarters. It is AI policy to make an accrual at each quarter-end for routine expenses (i.e. office supplies, subscriptions, travel, electricity, telephone, etc) in cases where the invoices have not been received before the quarter-end. These accruals are considered accrued AP and should be reversed after the quarter-end and then analyzed and made again during the next quarterly close.

Accrued Liabilities:

This balance represents estimated liabilities recorded for income statement timing purposes and are expected to be paid within 12 months. Accrued liabilities should not include items for which invoices have been received.

Examples of accrued liabilities include but are not limited to:

Advertising

Bonuses

Commissions

Holiday pay

Payrolls

Property taxes

Social costs, other than those withheld from employee's pay

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Travel expenses

Turnover/sales tax

Vacation pay

Medical and dental

Interest

Fees

Profit sharing

Returns and allowances

Warranties

Customer discounts and rebates

Customer volume bonuses

Restructuring

Restructuring is a program that is planned and controlled by management, and materially changes either the scope of a business undertaken by an entity, or the manner in which that business is conducted.

Restructuring costs include, but are not limited to, the following:

a. Involuntary employee termination benefits pursuant to a one-time benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract

b. Costs to terminate a contract that is not a capital lease

c. Other associated costs, including costs to consolidate or close facilities, relocate employees, and non-capitalizable equipment relocation costs.

d. Defined benefit pension plan-related items, such as curtailments, settlements or special termination benefits.

Accounts receivable:

Trade accounts and notes receivable are amounts due from customers for shipments or services rendered on or before the balance sheet date with terms of less than 12 months. Unless a customer has specifically authorized billing and requested that merchandise be held for future delivery, amounts should be recorded after shipment. Trade receivables denominated in currencies other than an entity's functional currency must be revalued at the end of each month at the current exchange rate issued by AI Headquarters.

Other receivables include amounts due within 12 months from entities and individuals other than customers and other AI operations. Other receivables include but are not limited to items such as interest, dividends, rent, claims against transportation companies and insurance companies, scrap sales, income taxes, royalties, value added tax, etc.

A reserve for doubtful accounts represents an amount determined to be potentially uncollectible from customers. The balance should be comprised of specific and general reserves. Specific reserves are calculated on individual customer accounts based on past experience and the customer's current financial condition. General reserves are calculated excluding the accounts that relate to specific reserves and applying an historical loss rate to the remaining balance.

Inventories:

Inventory balances (raw material, work-in-process, and finished goods) are required to be stated at the lower of cost or market value.

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Work in process and finished goods inventories must be valued on a full absorption of fixed manufacturing costs (FMC), unless there are special circumstances. The allocation of FMC to inventory should be accomplished by developing a rate by work center in relationship to labor and setup rates. The burden percentage rate should normally be used to apply Fixed Manufacturing Costs. In some exceptional instances it may be appropriate to use the item overhead absorbtion method as an alternative.

Inventories are fully reserved for items that have not had any movement in two years.

Revenue Recognition

Generally accepted accounting principles require that the earnings process be complete prior to recognition of a sale. The earnings process is complete:

evidence of an arrangement (contract) exists

delivery has occured

selling price is fixed

collectibility is reasonably assured

if acceptance by the customer is not conditional and there are no contingencies if there is a definitive payment plan, for example

-net 30, 60, 90 days

-30 days after installation

-payment due a specified number of months from invoice date if the fabric is not installed if title has been transferred and the customer bears the risk of loss if the product is damaged or destroyed if the customer is able to and will confirm the amount due as an account receivable

If all of the above requirements are met, a sale should be recorded.

Quarterly closing procedures must include a review to determine whether revenue recognition must be delayed on any shipments. Any adjustment needed must be recorded in the general ledger before submission of the Day 4 financial statements.

Effective January 2011, in instances where installation or similar services (eg. Door Division) are included in the contract for the sale of goods, revenue and related gross profit must be allocated to those separate revenue elements and recognized as each deliverable is completed. The amount of revenue recognized for each revenue element (door delivery/installation) must be based on the fair value.

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Annex VI

Pre-closing Allocation

Albany International Corp
Allocation of Purchase Price
2011		Revised

	% of PP	$ 130,000,000
		US$
Allocation of Proceeds to Asset Sales

AIC (US) - Door Division	20.0%	26,000,000
Albany International Pty. Ltd. (Australia)	3.7%	4,810,000
Albany International Canada Corp.	2.1%	2,730,000
Albany International Italia SrL	0.1%	130,000
Albany International China Co LTD	1.6%	2,080,000
Albany International Finland	0.0%	-

Allocation of Proceeds to Share Sales

Albany Door Systems (Germany)	(1)	60,840,000
Aktor (Germany)		1,040,000
Moving Door Systems (Turkey)		650,000
Albany Doors System (Denmark)		3,770,000

Total Proceeds to AI BV (Holland)	51.0%	66,300,000

Albany Door Systems AB (Sweden)		6,760,000
Albany Door Systems- Norway Branch		650,000
Albany Door Systems S.A.R.L. (France)		2,600,000
Albany Door Systems GmbH (Austria)		8,450,000
SA Alfadoor NV (Belgium)		1,040,000
Albany Door Systems BV (Netherlands)		4,680,000
Albany Door Systems AG (Switzerland)		1,040,000
Albany Door Systems (New Zealand)		1,300,000
Total Proceeds to AI Holding AB (Sweden)	20.4%	26,520,000

Abany Door Systems Sp z oo (Poland)		1,430,000
Total Proceeds to AIC-US	1.1%	1,430,000

Total Proceeds	100.0%	130,000,000

(2) - Considers 49.99% ownership interest in Loading Bay Specialist (UK)
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